(File # 333-261062)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Post-Effective Amendment No. 1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HERO TECHNOLOGIES INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	2833	77-0643398
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8 The Green Suite 4000

Dover, DE 19901

(302) 538-4165

(Address, including Zip Code, and Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

Gina Serkasevich

310 Commons Trail Ln

Huffman, TX 77336

(713) 992-7858

(Name, Address, including Zip Code, and Telephone Number,

including Area Code, of Agent for Service)

With copies to:

William T. Hart

Hart & Hart, LLC

1624 N. Washington St.

Denver, CO 80203

(303) 839-0061

Approximate date of commencement of proposed sale to the public: Upon after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or, an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company”, in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

HERO TECHNOLOGIES INC.

Common Stock

By means of this prospectus a number of our shareholders are offering to sell up to 138,869,070 shares of our common stock. The shares owned by the selling shareholders may be sold at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. See the section of this prospectus captioned “Selling Shareholders” for more information.

Our stock is currently traded on the OTCQB Platform maintained by the OTC Markets Group under the symbol “HENC.” The closing price of our common stock on November 30, 2022 was $0.03 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated ____, 2022

1

PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

Overview

We plan to cultivate, manufacture and sell cannabis products for distribution through a network of company owned dispensaries or through third-party dispensaries. We are dedicated to creating high quality cannabis at a low cost.

The company intends to engage in the cultivation, sale, and distribution of cannabis, a Schedule 1 controlled substance, and distribution and use of cannabis remains illegal under Federal law. A Schedule 1 substance means the United States Drug Enforcement Administration (“DEA”) considers it to have a high potential for abuse, no accepted medical treatment, and lack of accepted safety for the use of it even under medical supervision. Despite the recent acceptance of cannabis among U.S. states and territories, cannabis remains a Schedule I controlled substance at the federal level, and the federal government is within its authority to enforce federal laws relating to the prohibition of cannabis. As such, if the United States federal government begins to enforce federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable state laws are repealed, the Company’s business could be materially adversely affected.

Risk Factors: The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include our history of losses and need for capital. See the “Risk Factors” section of this prospectus for additional Risk Factors.

Trading Symbol: HENC

Our executive offices are located at 8 The Green Suite 4000, Dover, DE 19901 and our telephone number is (302) 538-4165.

The Offering

By means of this prospectus a number of our shareholders are offering to sell up to 138,869,070 shares of our common stock. The shares owned by the selling shareholders may be sold at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. See the section of this prospectus captioned “Selling Shareholders” for more information.

Common Stock Outstanding

Common stock outstanding:	450,623,000 shares

Cautionary Note Regarding Forward-Looking Statements

This prospectus, including the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, contains forward-looking statements that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

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RISK FACTORS

Risks Related to the Company

We have a limited operating history. We have incurred losses and further anticipate continuing to incur losses and are uncertain of future profitability.

We have a limited operating history and have losses which we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. We are still in development of our technology and operations, and we depend upon continued funding to continue development. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We have not yet generated significant revenue. Since we have an evolving and unpredictable business model, we may not be able to manage growth or grow revenue.

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth due to future advances in technology, methods, or processes by our competitors. To address these risks, we must, among other things, obtain a customer base, implement, and successfully execute our business and marketing strategy, continually develop, and upgrade our product offerings, respond to competitive developments, and attract, retain and motivate qualified personnel.

You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies in their early stage of development, particularly companies in the rapidly evolving legal cannabis industry. To be successful in this industry, we must, among other things:

•	develop and introduce functional and attractive service offerings;

•	attract and maintain a large base of consumers;

•	establish and maintain strategic relationships with distribution partners and service providers;

•	respond to competitive and technological developments;

•	build an operations structure to support our business; and

•	attract, retain, and motivate qualified personnel.

We cannot guarantee that it will succeed in achieving these goals, and its failure to do so would have a material adverse effect on its business, prospects, financial condition and operating results.

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We need to raise significant capital and generate significant cash from operations to implement our business plan.

There is uncertainty regarding our ability to grow our business to a greater extent than we can with our existing financial resources, also described below, without additional financing. We have no agreements, commitments, or understandings to secure additional financing at this time, and there is no assurance we can raise additional financing in the future. Our long-term future growth and success is dependent upon our ability to increase revenue from selling our products and services, generate cash from operating activities and obtain additional financing. There is no assurance that we will be able to derive revenue from selling our products and services, generate sufficient cash from operations, or borrow additional funds. Our inability to obtain additional cash could have a material adverse effect on our ability to fully grow our business to a greater extent than we can with our existing financial resources

Our auditors have expressed doubt as to our ability to continue in business.

The accompanying financial statements have been prepared assuming we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. We had a net loss of $<450,394> for the nine months ended September 30, 2022. This loss, among other matters, raises substantial doubt about our ability to continue as a going concern. While we are attempting to increase operations and generate additional revenues, our cash position may not be significant enough to support our daily operations.

We compete in an industry characterized by extensive research and development efforts and rapid technological progress and we may be unable to compete effectively.

New developments occur and are expected to continue to occur at a rapid pace in the marijuana industry, and there can be no assurance that discoveries or commercial developments by our competitors will not render some or all of our potential products obsolete or non-competitive, which could have a material adverse effect on our business, financial condition and results of operations. We expect to compete with fully integrated and well-established companies in the near and long term. Most of these companies have substantially greater financial, manufacturing and marketing experience and resources than us and represent substantial long-term competition. Such companies may succeed in discovering and developing products and/or extraction processes more rapidly than us and may be more successful than us in manufacturing, sales and marketing.

Because the use, sale or possession of marijuana is illegal under federal law, the Company and its officers and employees could be subject to criminal and civil sanctions.

The U.S. Government classifies marijuana as a Schedule I controlled substance, meaning marijuana is an illegal substance under federal law and its prescription, use, sale or possession is a violation thereof. Although 29 states, the District of Columbia and Guam allow the use of medical marijuana, eight states and the District of Columbia have legalized marijuana for adult recreational use, and recently enacted federal spending legislation prohibits the Department of Justice from using federal funds to prevent states from implementing their own marijuana laws, the United States Supreme Court has ruled that federal laws criminalizing the use of marijuana pre-empt state laws. Thus, even if we limit our business to marijuana-friendly states, by possessing, distributing or even aiding others in distributing marijuana or marijuana-based products such as cannabinoid oils, the Company, its Officers, Directors and employees may face the prospect of criminal and/or civil sanctions for engaging in activities in violation of federal law and the Company could be at risk of civil and/or criminal forfeiture actions against its assets and operations for such violations. As our business plan depends upon the possession, sale, and use of marijuana and certain cannabinoid extracts, such sanctions or forfeiture actions would be debilitating to the business of the Company and would have a material adverse effect on our operations.

4

Changes in federal law enforcement policy concerning federal marijuana laws could force a suspension or termination of our operations.

The commercial production, processing, distribution and sale of marijuana within the various states of the United States that have legalized these activities for medical and/or recreational purposes has proceeded largely free from federal investigation and prosecution as the result of recently enacted federal spending legislation prohibiting the DOJ from using federal funds to prevent states from implementing their own marijuana laws. The statements issued by the DOJ are, however, only guidelines provided to federal law enforcement agencies in setting priorities for the investigation and prosecution of violations of federal laws criminalizing marijuana and the effects of the federal spending legislation are not yet apparent.

Even in states where the sale and use of recreational or medical marijuana is permitted, we may be unable to obtain a license and may have to rely on collaborative arrangements with licensed entities.

Certain states in which we seek to operate may prohibit non-resident companies from conducting business directly in the state and/or may require certain licensure. In such states, we may be required to enter into a collaborative arrangement with a local entity holding the necessary licenses. Securing such an arrangement may be difficult to enter into and/or expensive to maintain. Additionally, our operations would be entirely dependent on the licensed entity’s ability to maintain the required licenses, and a loss of licensure by the licensed entity would have a material adverse effect on our operations.

In states where we are permitted to operate directly, licensing requirements may be difficult and/or expensive to satisfy and maintain.

In states where we are permitted to operate directly, the licensure application and approval process may require significant time and expense. Additionally, upon becoming authorized to do business in a state, it may be difficult or expensive for us to comply with the various laws, regulations and licensure requirements of each state. Compliance may also include a subjective factor that could allow a state to revoke our licenses even though we believed we were complying with all applicable requirements. The loss of such licenses for any reason would likely result in a material adverse effect on our operations.

In states where the sale and use of recreational or medical marijuana is permitted, local ordinances and regulations may adversely affect us.

In addition to the federal pre-emption and state law issues mentioned above, local laws and regulations may impact us in jurisdictions where marijuana is legal under state law. Ordinances and regulations related to zoning, limiting the size of growers or levying exorbitant taxes and fees on marijuana-related businesses may have a material adverse effect on business and operations.

Our inability to obtain various types of insurance that are typically available to businesses may expose us to additional risk and financial liabilities.

Workers compensation, general liability, and directors’ and officers’ insurance, among other types of business-related insurance, may be more difficult and/or more expensive to secure due to our engagement in the marijuana industry. If we are forced to go without such insurance or pay a substantially higher premium than anticipated, we may be prevented from engaging in certain strategic collaborations or partnerships, our growth may be inhibited, and we may be exposed to additional risk and financial liabilities.

5

We may have difficulty accessing the service of banks.

On February 14, 2014, the U.S. government issued rules allowing banks to legally provide financial services to state-licensed marijuana-related businesses. However, such guidance fell short of the explicit legal authorization that banking industry officials requested from the federal government. To date, it is unclear whether any banks have relied on the guidance and accepted marijuana-related companies as customers. If we, as well as our clients, partners and strategic collaborators, have difficulty accessing the service of banks, we may not have access to the capital necessary to maintain our operations or may be subject to the security risks of a cash business.

The marijuana industry faces strong opposition.

Well-funded, politically significant businesses may provide strong economic and political opposition to the marijuana industry and the industry could face a material threat from the pharmaceutical companies as marijuana continues to take market share from their products. Any inroads the pharmaceutical industry makes in halting or rolling back the medical marijuana movement could have a detrimental impact on the market for our products and thus on our business, operations and financial condition.

We may be subject to higher effective federal tax rates.

The Internal Revenue Code prohibits marijuana businesses from deducting their ordinary and necessary business expenses, forcing them to pay higher effective federal tax rates than similar companies in other industries. The effective tax rate for a marijuana business depends on how large its ratio of non-deductible expenses is to its total revenue but can be as high as 90%.

Due to controversy over the cannabis plant within the United States, we face challenges getting our products into stores.

Some of our products are intended for ingestion purposes. There are potential significant health benefits to consuming hemp-based products; however, all products derived from the cannabis plant are controversial. Our products contain only trace amounts of THC and are below the legal limit for ingestion within the U.S. However, we anticipate that we may face scrutiny and experience resistance in getting our products into stores due to hesitation by food chains to carry any product even affiliated with the cannabis plant.

If we fail to promote and maintain our brand in the market, our businesses, operating results, financial condition, and ability to attract customers will be materially adversely affected.

Our success depends on our ability to create and maintain brand awareness of our products. This may require a significant amount of capital to allow us to market our products and establish brand recognition and customer loyalty. Many of our competitors are larger than we are and have substantially greater financial resources. Additionally, many of the companies offering similar products have already established their brand identity within the marketplace. We can offer no assurances that we will be successful in establishing awareness of our brand allowing us to compete in this market. The importance of brand recognition will continue to increase because low barriers of entry to the industry in which we operate may result in an increased number of direct competitors. To promote our brands, we may be required to increase our financial commitment to creating and maintaining brand awareness.

6

Risks Related to Management

We are dependent upon our CEO for her services and any interruption in her ability could cause use to cease operations.

The loss of the services of our employee, Ms. Gina Serkasevich, our CEO, Secretary, Treasurer and Director, could have a material adverse effect on us. The loss of Ms. Serkasevich’s services could cause investors to lose all or a part of their investment. Our future success will also depend on our ability to attract, retain and motivate other highly skilled employees. Competition for personnel in our industry is intense. We may not be able to retain our key employee or attract, assimilate or retain other highly qualified employees in the future. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected. In addition, the employment agreement with our key employee contains restrictive covenants that restrict his ability to compete against us or solicit our customers. These restrictive covenants, or some portion of these restrictive covenants, may be deemed to be against public policy and may not be fully enforceable. If these provisions are not enforceable, Ms. Serkasevich may be in a position to leave us and work for our competitors or start his own competing business.

We may incur additional expenses associated with the management of our Company.

Gina Serkasevich is our Chief Executive Officer. While Ms. Serkasevich has experience in the management of small public companies, we may be required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be costlier than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Voting power is highly concentrated in one stockholder.

Magenta Value Holdings LLC, controlled by Destiny Aigbe, currently beneficially owns 100% of our outstanding Series A Preferred Stock, which entitles him to 90% of the voting power of the common shares. Such concentrated control of the Company may adversely affect the price of our common stock. A stockholder that acquires common stock will extremely limited voting power in the Company.

Risks Related to This Offering

We may sell equity securities in the future and your ownership interest in the Company may be diluted as a result of such sales.

We intend to sell equity securities in order to fully implement our business plan. We do not know what the terms of any future capital raising may be, but any future sale of our equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the price of our common stock at the time of such sales. Our failure to obtain the capital which we require may result in the slower implementation of our business plan.

Shares eligible for future sale by our current stockholders may adversely affect our stock price.

Sales of common stock, including shares which may be issued upon the exercise of outstanding options and shares that are currently restricted under Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

7

You may not be able to find a broker who will deposit and/or sell our common stock.

Many securities brokers will not accept securities for deposits and will not sell securities which:

•	are considered penny stocks or

•	trade in the over-the-counter market

Further, for a securities broker which will, under certain circumstances, sell securities which fall under any or all of the categories listed above, the customer, before the securities broker will accept the shares for deposit, must often complete a questionnaire detailing how the customer acquired the shares, provide the securities broker with an opinion of an attorney concerning the ability of the shares to be sold in the public market, and pay a “legal review” fee which in some cases can exceed $1,000.

For these reasons, investors in this offering may have difficulty selling shares of our common stock.

Since our common stock is thinly traded, our stock price may be volatile, and investors may have difficulty selling our shares.

There is limited trading in our common stock in the over-the-counter market. Such thinly traded, illiquid stocks are more susceptible to significant and sudden price changes than stocks that are widely followed by the investment community and that are actively traded on an exchange. Thus, we cannot assure investors that there will at any time in the future be an active trading market for our common stock. Our stock is not listed on a stock exchange and we currently do not intend to seek listing on an exchange. Even if we successfully list the common stock on a stock exchange, we nevertheless could not assure shareholders that an organized public market for our common stock would develop. Investors should purchase shares for long-term investment only and should purchase our securities if and only if they are capable of making and are seeking to make a long-term investment in the Company.

We expect that the market price of our common stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

•	competitive pricing pressures;
•	our ability to market our products on a cost-effective and timely basis;
•	our inability to obtain needed financing;
•	changing conditions in the market;
•	changes in market valuations of similar companies;
•	stock market price and volume fluctuations generally;
•	regulatory developments;
•	fluctuations in our quarterly or annual operating results;
•	additions or departures of key personnel; and
•	future sales of our common stock or other securities.

You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. In the past, securities class action litigation has often been brought against a company following periods of stock price volatility. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and our resources away from our business. Any of the risks described above could adversely affect our sales and profitability and also the price of our common stock.

8

Our directors have the right to authorize the issuance of shares of our preferred stock and additional shares of our common stock.

Our directors, within the limitations and restrictions contained in our certificate of incorporation and without further action by our stockholders, have the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, and terms of redemption, liquidation preferences and any other preferences, special rights, and qualifications of any such series. While we have no intention of issuing additional shares of preferred stock at the present time, we continue to seek to raise capital through the sale of our securities and may issue shares of preferred stock in connection with a particular investment. Any issuance of shares of preferred stock could adversely affect the rights of holders of our common stock. Should we issue additional shares of our common stock at a later time, each investor’s ownership interest in our stock would be proportionally reduced.

Our stock is considered a “penny stock” as long as it trades below $5.00 per share. This can adversely affect its liquidity.

Our common stock is considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities. In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

Our future results may vary significantly which may adversely affect the price of our common stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our Common Stock may decline significantly.

MARKET FOR OUR COMMON STOCK

Prior to July 5, 2022, our common stock was quoted on the Pink Current Tier maintained by the OTC Market Group under the symbol “HENC”. Since July 5, 2022 our common stock has been quoted on the OTCQB platform maintained by the OTC Market Group under the same symbol.

9

The following table sets forth, for the periods indicated, the high and low closing prices of our common stock as reported by www.otcmarkets.com. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Closing Prices
	High	Low
NINE MONTHS ENDED SEPTEMBER 30, 2022
Third Quarter	$0.06	$0.02
Second Quarter	$0.05	$0.02
First Quarter	$0.62	$0.04

FISCAL YEAR ENDED DECEMBER 31, 2021:
Fourth Quarter	$0.08	$0.04
Third Quarter	$0.09	$0.06
Second Quarter	$0.15	$0.05
First Quarter	$0.15	$0.05

FISCAL YEAR ENDED DECEMBER 31, 2020:
Fourth Quarter	$0.15	$0.02
Third Quarter	$0.07	$0.03
Second Quarter	$0.13	$0.02
First Quarter	$0.03	$0.02

As of November 30, 2022, we had 450,623,000 outstanding shares of common stock which were owned by approximately 1,475 shareholders of record. Since some of our common stock is held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

The Company has not declared any dividends since incorporation and does not anticipate doing so in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has discretion on whether to pay dividends unless the distribution would render us unable to repay our debts as they become due. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

DILUTION

As of September 30, 2022, we had a negative net tangible book value of less than $0.001 per share. Purchasers of our common stock sold in this offering will suffer dilution equal in amount to the difference between the price paid for the shares of our common stock and our net tangible book value at the time of purchase.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

We are an early stage cannabis company. We have a majority stake in BlackBox Systems and Technologies LLC. BlackBox is an aeroponic cannabis cultivation system that provides optimal conditions to enhance photosynthesis and cultivation of large flowering plants, creating increased efficiencies. The BlackBox project consists of environmental growth chambers for the cultivation of large flowering plants based on aeroponic technology. We also own and operate HighlyRelaxing.com under Highly Relaxing LLC. We also operate VeteranHempCo.com after the acquisition of V Brokers LLC assets.

Our strategic business plan includes cannabis genetic engineering for both medical and recreational cannabis cultivation, production licenses, distribution licenses, consumer packaging, and retail and dispensary operations that will make us a multi-state operator (MSO).

Since our inception, we have devoted the majority of our resources to acquiring assets and subsidiaries, organizing and staffing our company, business planning and execution, and raising capital.

As of September 30, 2022, only Veteran Hemp Co. has generated any revenue.

Material changes in our Statement of Operations for the periods shown below compared to the prior periods are discussed below:

Year ended December 31, 2021

Item	Increase (I) or Decrease (D)	Reason

Consulting Expense	I	Increased activity due to cannabis licensing

Compensation Expense	D	Issuance of securities recorded as stock based compensation in 2020

Professional Fees	I	Cannabis licensing projects in Michigan and Massachusetts, as well as payment to attorneys representing efforts to obtain a Michigan cannabis license.

Loss on Share Conversion	D	Conversion of Holloman Energy loans to shares of our common stock.

Unrealized Loss on Investments	D	There was no loss on investments in 2021.

Nine months ended September 30, 2022

Item	Increase (I) or Decrease (D)	Reason
Consulting Expense	D	Less activity in cannabis licensing
Compensation Expense	D	Decline in the issuance of stock-based compensation
Office, Travel and General	D	Decline in travel
Professional Fees	D	Legal fees associated with obtaining a Michigan cannabis license were paid in 2021.

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Factors that will most significantly affect future operating results will be:

•	Funding for construction of greenhouses in Michigan
•	Timing related to construction and actual production of cannabis
•	Wholesale cannabis prices in the state of Michigan

Other than the foregoing we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on our revenues or expenses.

Our Energy and Exploration Legacy and Transition to Cannabis

The Company underwent significant changes from the year 2019 to 2020, which caused fluctuations in the various operating costs. Before its name change in 2020, the Company was incorporated in the state of Nevada under the name “Holloman Energy Corporation.” The Company had previously focused on oil and gas exploration in Australia’s Cooper Basin. However, during 2019, the Company sold its remaining oil and gas assets and discontinued operations in the energy industry. On May 1, 2020, Holloman Energy Corporation Series A Preferred Shares were purchased by Magenta Value Holdings LLC. On July 20, 2020, the Company changed its name to Hero Technologies Inc. with the state of Nevada. After which, the Company begun making the transition into the cannabis industry.

On September 10, 2020, we formed Blackbox Technologies and Systems LLC and entered into an operating agreement. The name was subsequently changed to Blackbox Systems and Technologies LLC. The Blackbox project consists of environmental growth chambers for the cultivation of large flowering plants based on aeroponic technology. On November 3, 2020, the Company purchased Veteran Hemp Co., which operates an international retail and wholesale online store selling cannabis and cannabidiol. On November 4, 2020, the Company purchased www.highlrelaxing.com and began selling CBD topicals and rubs under the name “Highly Relaxing”. Today we are a cannabis company with a vertically integrated business model and plan that includes cannabis genetic engineering, farmland for medical and recreational cannabis cultivation, production licenses, distribution licenses, consumer packaging, retail operations and dispensaries. We focus on two principal segments of the cannabis industry, (i) cultivation and (ii) the dispensary business model.

Capital Resources and Liquidity

Overview

Since our inception, we have recognized limited revenue from our core cannabis operations and have incurred operating losses and negative cash flows from our operations. We have not yet commercialized any product from our planned aeroponic cultivation of cannabis, and we do not expect to generate revenue until completion of greenhouse buildouts. Since our inception through June 2021, we have funded our operations through proceeds from the sale of stock, borrowings on debt, and shares issued for service. We expect our existing cash and cash equivalents, together with the anticipated net proceeds from this offering, to enable us to fund our operating expenses and capital expenditure requirements for the foreseeable future.

Our sources and (uses) of cash for the years ended December 31, 2021 and 2020 are shown below:

	2021	2020
		$
Cash provided by (used in) operations	(732,649)	(345,794)
Purchase of fixed assets	-	(2,331)
Sale of common stock	270,000	716,000
Loans from third parties	200,000	-

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Our sources and (uses) of cash for the nine months ended September 30, 2022 and 2021 are shown below:

	2022	2021
	$	$
Cash provided by (used in) operations	(145,848)	(617,197)
Cash received upon sale of subsidiary	-	-
Cash provided by (used in) investing activities	-	2,409,510
Cash provided by (used in) financing activities	100,000	270,000
Changes in exchange rates	-	-

Our material capital commitments for the year ending September 30, 2023 are:

Description	Amount

Cannabis licensing, pre-acquisition development, land acquisition, and construction of grow facilities	$9,000,000

Our material capital commitments for the twelve months ending November 30, 2023 are:

Description	Amount

Cannabis licensing,pre-acquisition development, land acquisition construction, etc.	$9,000,000

Other than as disclosed above, we do not know of any trends, demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, our liquidity increasing or decreasing in any material way.

Other than as disclosed above, we do not know of any significant changes in our expected sources and uses of cash.

In order to provide a possible source of funding for our operations, we have entered into an Standby Equity Commitment Agreement (the “Agreement”) with MacRab LLC (“MacRab”).

                Under the Agreement, sometimes commonly referred to as an “equity line”, MacRab agreed to provide us with up to $3,000,000 of funding through the purchase of shares of our common stock during the period ending on November 3, 2024. During this period, we may sell shares of our common stock to MacRab and MacRab will be obligated to purchase the shares. These shares may be offered for sale from time to time by or for the account of MacRab.

The maximum amount we can raise at any one time is the lesser of $25,000, or

•	200% of the average trading volume of our common stock;
•	during the six trading days immediately preceding the date we submit a request for funding (a “Put Notice”) to MacRab;
•	multiplied by the lowest volume weighted average price of our common stock;
•	during the six trading days immediately preceding the Put Date.

The minimum amount we can raise at any one time is $5,000.

We are under no obligation to sell any shares under the Agreement.

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Other than disclosed above, we do not have any commitments or arrangements from any person to provide us with any equity capital.

Our primary use of cash is to fund operating expenses, primarily consisting of compensation, consulting and professional fees and general administrative expenses.

Because of the numerous risks and uncertainties associated the cannabis industry, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

•	Regulatory and statutory developments regarding the legalization and commercialization of the marijuana industry in the United States
•	Compensation expenses related to our growing platform
•	Business development opportunities in the form of targeted acquisitions of subsidiaries
•	Investment activities related to the construction and deployment of aeroponic growth technology.

We currently have no credit facility or committed sources of capital. Because of the numerous risks and uncertainties associated with the cannabis industry and our core businesses, we are unable to estimate the amounts of increased capital outlays and operating expenditures.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through a combination of equity offerings and/or debt financings. To the extent that we raise additional capital through the sale of equity or convertible debt securities, ownership interests will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate the implementation of our business plans.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

See Note 2 to the September 30, 2022 Financial Statements included as part of this report for a summary of our significant accounting policies.

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Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. It is possible that accounting estimates and assumptions may be material to the Company due to the levels of subjectivity and judgment involved.

Accounts Receivable

The Company grants credit to customers under credit terms that it believes are customary in the industry and does not require collateral to support customer receivables. The Company currently does not provide an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Normal receivable terms vary from 30-90 days after the issuance of the invoice and typically would be considered past due when the term expires. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

The Company recognizes sales when merchandise is shipped from a warehouse directly to wholesale customers (except in the case of a consignment sale). For consignment sales, the Company recognizes sales upon the consignee’s shipment to the customer. Postage and handling charges billed to customers are also recognized as sales upon shipment of the related merchandise. Shipping terms are generally FOB shipping point, and title passes to the customer at the time and place of shipment or purchase by customers at a retail location. For consignment sales, title passes to the consignee concurrent with the consignee’s shipment to the customer. The customer has no cancellation privileges after shipment or upon purchase at retail locations, other than customary rights of return. The Company excludes sales tax collected and remitted to various states from sales and cost of sales

Stock Based Compensation

The Company records stock based compensation expense in the consolidated financial statements for share based payments using the fair value method in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. The fair value of stock options granted to directors and employees is determined using the Black-Scholes option valuation model at the time of grant. Fair value for common shares issued for goods or services rendered by non-employees is measured based on the fair value of the goods and services received. Share-based compensation is expensed with a corresponding increase to share capital. Upon the exercise of the stock options, the consideration paid is recorded as an increase in share capital.

Earnings (Loss) Per Share

The Company presents both basic and diluted earnings per share (“EPS”) on the face of the consolidated statements of operations. Basic EPS is computed by dividing net earnings (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. Diluted EPS figures are equal to those of Basic EPS for each period since the Company had no securities outstanding during periods in which the Company generated net income that were potentially dilutive.

Recently Adopted Accounting Pronouncements

The Company does not believe the adoption of any recent accounting pronouncements will have any material impact on its consolidated financial statements.

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Going Concern

Our net losses through September 30, 2022 raise some or substantial doubt about our ability to continue as a going concern.

BUSINESS

Overview

The Company’s business model includes licensing operations, processing operations, processing facilities, sale of products, brand creation, technology development, and consulting services relating to the marijuana industry. Ultimately, our intent is to become a low-cost branded cannabis company.

We were originally incorporated as Dujour Products, Inc. on May 15, 2004, in the State of Nevada. Most recently we operated under the name Holloman Energy Corporation. On May 1, 2020, we sold 1,000,000 shares of its Series A preferred stock to Magenta Value Holdings LLC. The Series A preferred shares have the right to cast 90% of the total votes with respect to any and all matters presented to the stockholders of the Company for their action or consideration. After Magenta Value Holdings LLC acquired its preferred shares of the Company, Gina Serkasevich, the CFO of Holloman Energy Corporation was appointed to CEO, Treasurer, and Director. Subsequently, the Company adopted amended and restated articles of incorporation, thereby changing its name to Hero Technologies Inc. In a related transaction, Holloman Value Holdings sold approximately $2,245,000 of debt owed to it by the Company to P2B Capital LLC.

On November 6, 2020, the Company acquired highlyrelaxing.com and subsequently formed Highly Relaxing LLC, an emerging Cannabidiol (“CBD”) therapeutic company located in Denver, CO that provides topical agents and other creams and products. As of September 31, 2021, Highly Relaxing has not generated revenue for the Company.

On September 10, 2020, the Company formed Blackbox Technologies and Systems LLC. Blackbox Technologies and Systems LLC has been renamed Blackbox Systems and Technologies LLC. Blackbox has applied to the state of Michigan for marijuana licenses, and received step 1 approvals in adult-use and medicinal use. Full licenses if granted, will allow Blackbox to cultivate cannabis in the state of Michigan. If the licenses are granted, Blackbox plans to construct four greenhouses and ----four hoop houses at a cost of approximately $9 million. The greenhouses will grow large cannabis flowering plants based on aeroponic technology. Aeroponics is the process of growing plants in an air or mist environment without the use of soil or an aggregate medium. The Company has a 51% interest in Blackbox. Although the total cost of the project is estimated at $9 million, there are alternative options that will allow Black Box to proceed with the project at a lower cost. For example, the lowest start-up cost option, hoop/tunnel greenhouses or an indoor warehouse would only require a total cost of only $501,196 and $701,196 respectively. Below is a table depicting the various options and the estimated number of shares that need to be sold in our public offering to fund each option:

Options:	Total Cost:	Projected Revenue (assuming $1,200/lbs.):

Hoop/Tunnel Greenhouses	$501,196	1lb/plant: $600,000 2lb/plant: $1,200,000
Indoor Warehouse Grow Facility	$701,196	1lb/plant: $1,664,000 2lb/plant: $3,328,000
GrowSpan Hybrid Sealed Greenhouses	$2,000,000	1lb/plant: $9,984,000 2lb/plant: $19,968,000 4lb/plant: $39,936,000
Ceres SunChamber Hybrid Sealed Greenhouses	$3,270,000	1lb/plant: $9,984,000 2lb/plant: $19,968,000 4lb/plant: $39,936,000

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Blackbox is currently seeking two Michigan marijuana licenses, one for adult use and one for medicinal use. Specifically, Blackbox is in the process of pursuing a Class C license, which would permit them to cultivate up to 2,000 marijuana plants for adult use and 1,500 plants for medicinal use. In order to obtain such a license, Blackbox is required to pay an initial fee of $40,000 for each license. Further, Blackbox is required to pay a renewal fee for every year that they wish to retain their license. The fee for renewing a marijuana license can range from $30,000 to $50,000, depending on the total weight of the marijuana plants that were cultivated for the preceding year.

At present, Blackbox has satisfied the criteria for Step 1 Prequalification approval for a Class C medicinal-use cannabis license in Michigan. Similarly, Blackbox has also satisfied the criteria for a Step 1 Prequalification approval for a Class C adult-use Cannabis License. To earn a Step 1 Prequalification approval for both licenses, BlackBox had to provide detailed information to the Michigan Marijuana Regulatory Agency (“MRA”) on its sources of capitalization, corporate officers, directors, major shareholders, insurance compliance, financial statements attested to by a certified public accountant, and undergo extensive background checks.

Blackbox has now begun the process for Step 2, which includes approval for a new medical marijuana facility to be built in Vassar, Michigan. Further, the Company has filed for approval from the Township of Vassar for one Class C Medicinal Use Cannabis License and one Class C Recreational Use Cannabis License conditioned on completing Step 2 with the MRA. In order to obtain Vassar’s approval, Blackbox has to provide site specific information, advise Vassar of its facility construction documents, business plan, security arrangements, sanitation plan, and revenue projections. Final approval and licensing for both medicinal and adult-use licenses will occur upon completion of a Vassar greenhouse, obtaining a Certificate of Occupancy, and a final MRA inspection. Project costs for development of the Vassar property are now estimated at approximately $8.94 million. The company does not have the ability to fully fund the project; however, the company is diligently working to obtain the necessary financing to move forward with the project. Once the greenhouse facility is constructed, the company will submit a Step 2 application, which entails having the newly constructed facility inspected by the Bureau of Fire Services within 60 days after the Step 2 application is submitted. Failure to pass an inspection by the BFS within 60 days may result in the denial of the license. Blackbox is also required, by the MRA, to disclose the sources and total amount of capitalization that is required to operate and maintain a proposed marijuana facility. For a Class C license, Blackbox is required to show that they have $500,000 available to operate and maintain the facility. Completing the Step 2 process will allow the company to proceed with the cultivation of cannabis in Michigan.

Once Blackbox receives a Class C marijuana license for adult use, they will be subject to various provisions and obligations, including the following:

•	Under rule 420.102(1), one who holds a Class C marijuana license for adult use is permitted to grow 2,000 marijuana plants

•

According to rule 420.102(4) of the MRA, A marijuana grower license authorizes a marijuana grower to transfer marijuana without using a marijuana secure transporter to a marijuana processor or marijuana retailer if both of the following are met:

	o	(a) The marijuana processor or marijuana retailer occupies the same location as the marijuana grower and the marijuana is transferred using only private real property without accessing public roadways.

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	o	(b) The marijuana grower enters each transfer into the statewide monitoring system.

•

Pursuant to rule 420.102(5), A marijuana grower license authorizes sale of marijuana, other than seeds, seedlings, tissue cultures, immature plants, and cuttings, to a marijuana processor or marijuana retailer.

•

Under rule 420.102(7), A marijuana grower must enter all transactions, current inventory, and other information into the statewide monitoring system, known as METRC, as required in these rules. Under the METRC system:

	•	a serialized tag must be attached to every plant,

	•	and labels must be attached to wholesale packages

•

According to rule 420.102(8), A marijuana grower license does not authorize the marijuana grower to operate in an area unless the area is zoned for industrial or agricultural use. At present, the Company is in compliance with this rule, as we intend to operate in an area that has been zoned for industrial and agricultural use.

•

Under 420.102(9), A marijuana grower may accept the transfer of marijuana seeds, tissue cultures, and clones that do not meet the definition of marijuana plant in these rules at any time from another grower licensed under the acts, these rules, or both. Marijuana.

•	Per rule 420.102(11), A marijuana grower licensee is required to comply with the requirements of the Michigan regulation and taxation of marijuana act and these rules.

With regard to a Class C marijuana license for medicinal use, the MRA imposes very similar provisions and obligations to those state above. According to rule R 420.108 of the MRA, one who possess a Class C marijuana license for medical use is subject to the following obligations:

•

Under rule 420.108(1), one who holds a Class C marijuana license for medicinal use is only permitted to grow marijuana1,500 marijuana plants, as opposed to the 2,000 plants authorized for those who obtain an adult-use license

•

Similar to the rule governing an adult-use license, marijuana under rule 420.108(3), a medicinal-use license authorizes a grower to transfer marijuana without using a secure transporter to a processor or provisioning center if both of the following are met:

	o	(a) The processor or provisioning center occupies the same location as the grower and the marijuana is transferred using only private real property without accessing public roadways.

	o	(b) The grower enters each transfer into the statewide monitoring system.

•	According to rule 420.108(4), a grower license authorizes sale of marijuana, other than seeds, seedlings, tissue cultures, and cuttings, to a processor or a provisioning center.

•	To be eligible for a grower license, the applicant and each investor in the grower must not have an interest in a secure transporter or safety compliance facility.

•

Under rule 420.108(7), a medicinal-use license, like an adult-use license, requires a grower to enter all transactions, current inventory, and other information into the statewide monitoring system, known as METRC

•

Similar to the rule for an adult-use license, under rule 420.108(8), a medicinal-use license does not authorize the grower to operate in an area unless the area is zoned for industrial or agricultural use. As mentioned, the Company is in compliance with this rule, as we intend to operate in an area that has been zoned for industrial and agricultural use.

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Our goal is to become a low-cost national or internationally branded cannabis company. Through cost measurement methods unused elsewhere by the industry, we will be able to measure costs of production by pound. With this information, we will target production costs of $150 to $350 per pound, and estimate selling cannabis at wholesale prices between $1,200 and $2,000. The end goal is to become a Multi-State Operator (MSO) that is fully integrated from seed to sale

 Ideally, if all of the developments that are necessary do occur this will lead to the Company’s acquisition of other cannabis companies elsewhere. We believe there are many synergistic cannabis operations both already in business and which will enter the industry as more states continue to adopt legalization proposals who will be interested in being acquired by our Company if and when we become a trading, reporting company. We believe this makes economic sense because we can eliminate duplication of general and administrative expense, provide a more centralized information marketing and eliminate overlapping of services offered.

On November 4, 2020 the Company acquired all of the assets of V Brokers LLC dba as Veteran Hemp Co. Veteran Hemp Co. is a seller, broker and wholesaler of cannabidiol (“CBD”) products. The aggregate purchase price for the assets was 2,800,000 shares of the Company’s common stock plus the assumption of certain liabilities. According to the merger agreement, the Company assumed certain liabilities. However, there were no liabilities with respect to the Veteran Hemp Co. assets or assigned contracts. The Company did assume a $70 hosting fee as part of the acquisition of the website. The acquisition closed in November 2020. As of September 30, 2022, Veteran Hemp Co. has generated approximately $2,000 in revenue.

Highly Relaxing LLC (the “Company”) is an emerging Cannabidiol (“CBD”) therapeutic company located in Denver, CO that has topical agents and other creams and products.

Competition

We face extreme competition from both larger, better-financed national brands as well as an ever-increasing number of boutique service providers in the cannabis industry. We currently track a large number such providers in this space and are continually monitoring their progress and presence in the industry while working to continue to demonstrate our unique licensing offering. We also track a large number public companies that are either directly in or loosely involved in the cannabis industry.

Regulatory Considerations

Marijuana is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal laws.

As of the date of this report, 36 states and the District of Columbia allow its citizens to use Medical Marijuana. Additionally, 21 states and the District of Columbia have legalized cannabis for recreational use by adults. The state laws are in conflict with the Federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Biden Administration, if it follows Obama Administration policies, is not likely to use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. However, there is no guarantee that the Administration will not change its stated policy regarding the low-priority enforcement of federal laws. Additionally, any new administration that follows could change this policy and decide to enforce the federal laws strongly. Any such change in the Federal Government’s enforcement of current federal laws could cause significant financial damage to us.

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The Department of Justice has stated that it will continue to enforce the Controlled Substance Act with respect to marijuana to prevent:

•	the distribution of marijuana to minors;

•	criminal enterprises, gangs and cartels receiving revenue from the sale of marijuana;

•	the diversion of marijuana from states where it is legal under state law to other states;

•	state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

•	violence and the use of firearms in the cultivation and distribution of marijuana;

•	driving while impaired and the exacerbation of other adverse public health consequences associated with marijuana use;

•	the growing of marijuana on public lands; and

•	marijuana possession or use on federal property.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations. Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter its business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on its operations. It is also possible that regulations may be enacted in the future that will be directly applicable to our business. These ever-changing regulations could even affect federal tax policies that may make it difficult to claim tax deductions on our returns. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on its business.

Since the use of marijuana is illegal under federal law, most banks will not accept, for deposit, funds from businesses involved with marijuana. Consequently, businesses involved in the marijuana industry often have trouble finding a bank willing to accept their business. The inability to open bank accounts may make it difficult for us to operate.

General

As of the date of this prospectus we have one employee, Ms. Serkasevich, a member of our management. We have consulted with and expect to continue to use the services of independent consultants and contractors with whom our management has a pre-existing relationship to perform various professional services, particularly in the area of construction of cultivation.

Our registered office is located at 8 The Green Suite 4000, Dover, DE 19901.

MANAGEMENT

The following table sets forth the names, ages and positions held with respect to each Director and Executive Officer of the Company.

Name	Age	Position	Director Since
Gina Serkasevich	52	Chief Financial Officer, Chief Executive Officer, Sole Director	2020

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Ms. Gina Serkasevich has been our since Chief Executive Officer, Chief Financial Officer, and Sole Director since November 2020. Between 2014 and 2020 Ms. Serkasevich was our Chief Financial and Accounting Officer. Previously, she was our Financial Controller and has more than 25 years of domestic and international corporate accounting and finance experience. Since July 2013, she has served as U.S. Controller for EFLO Energy, Inc. (OTCQB), a company focused on the acquisition, exploration and development of oil and gas assets in North America. Prior to 2012, Ms. Serkasevich worked in the Oil and Gas Tanker Transportation industry as a Regional Financial Manager for AET Inc. Limited (2011-2012), as a Financial Consultant for OSG Ship Management, Inc. (NYSE -OSG) (2009-2011) and as a Financial Controller/CFO for Stena Bulk LLC (1998-2008). During her 11-year tenure at Stena Bulk LLC she established the financial, accounting and reporting requirements for the new joint ventures and tanker pools with Sonanagol USA and held the Company Secretary position on both of those companies’ boards of directors. We believe Ms. Serkasevich is qualified to act as a director due to her long-standing relationship with us.

We have not adopted a code of ethics since we only have one officer and director.

There are currently no committees of the Board of Directors. Our board of directors believes it is appropriate for us not to have a standing nominating, audit, or compensation committee because we only have one director. Thus, the size of our board of directors does not require establishing separate committees. Our board of directors has performed, and will perform adequately, the functions of any specific committee.

The Board assesses on an ongoing basis the risks faced by the Company. These risks include financial, technological, competitive, and operational risks. In addition, since we do not have an audit committee, the Board is also responsible for the assessment and oversight of the Company’s financial risk exposures.

We do not have any directors who are “independent” as such term is defined by the applicable listing standards of The NASDAQ Stock Market LLC.

Dark Alpha, LLC provides consulting services to us in the area of our day-to-day operations.

Executive Compensation

The following table sets forth information concerning all compensation awarded to, earned by or paid during fiscal years 2021 and 2020 to the Named Executive Officers:

	Summary Compensation Table
Name and Position	Year	Salary	Bonus	Stock Awards (1)	Total ($)
Gina Serkasevich Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary	2021	$15,000	$4,000	$127,750	$146,750

	2020	--	--	--	--

We do not have an employment agreement with Gina Serkasevich. However, on November 24, 2020, we entered into a consulting agreement, that commenced on January 1, 2021, with an entity controlled by Ms. Serkasevich, whereby Ms. Serkasevich would essentially provide to us services which would be provided by a chief executive, financial, and accounting officer. In return for these services, we agreed to issue 1,750,000 restricted shares of our common stock to an entity controlled by Ms. Serkasevich, Topline Holding, Inc. Ms. Serkasevich has agreed that she may not sell, in any given week, more than 1% of number of our shares that were traded in the prior week. From the grant date, the fair value of Ms. Serkasevich’s shares is $127,750. Also, Ms. Serkasevich receives $1,250 per month during the term of the agreement, subject to adjustment on a quarterly basis by the Company and Ms. Serkasevich. She received $4,000 in bonuses in 2021. Ms. Serkasevich’s agreement provides for reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with her services. The consulting agreement expired on December 31, 2021. We expect to renew the consulting agreement.

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Transactions with Related Parties

On April 30, 2020, Holloman Value Holdings assigned $2,245,000 owed to it by the Company to P2B Capital. On February 22, 2021, the debt of $2,245,000, including accrued interest of $42,833.33, was paid in full with 65,285,714 shares of the Company’s common stock resulting in a loss on conversion of $2,218,382.

During 2020, the Company sold 1,000,000 shares of its Series A Preferred Stock to Magenta Value Holdings LLC for $1,000. See “Description of Securities” for information concerning the voting rights of the Series A Preferred Stock.

On December 31, 2020, the Company issued 100,000,000 shares of its restricted common stock to Dark Alpha Capital LLC in exchange for $1,000 cash. Dark Alpha Capital serves as the Company’s advisor on operations, finance, legal matters, and business development, including acquisitions. Since May 2020 the Company has paid Dark Alpha Capital $10,000 per month for services provided to the Company.

Destiny Aigbe controls: P2B Capital LLC, Dark Alpha Capital LLC, Blair Value Holdings LLC, Rose Value Holdings LLC, and Magenta Value Holdings LLC.

As of September 30, 2021, the Company issued 4,295,863 restricted shares of its common stock to the following related parties:

Name	Shares	Consideration
Topline Holdings, Inc.	1,750,000	Services Rendered
Konkler Enterprises Inc.	208,635	Services Rendered
James Bradley	2,337,228	Services Rendered

The Company owns 51% of Blackbox Systems and Technologies LLC. James Bradley, a principal shareholder of the Company, owns 10.42% of Blackbox.

On January 15, 2021, the Company issued Topline Holdings, Inc., an entity controlled by Gina Serkasevich, our only officer and director, 875,000 shares of common stock for advisor and managerial services.

On February 22, 2021, the Company engaged James Bradley, a principal shareholder of the Company, as consultant for managerial services and issued Mr. Bradley 2,337,228 restricted shares of common stock.

On September 15, 2021, the Company issued Topline Holdings, Inc., an entity controlled by Gina Serkasevich, our only officer and director, 875,000 shares of common stock for advisor and managerial services.

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PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the number of shares of common stock and preferred stock owned of record and beneficially by our executive officers and directors, persons who hold 5% or more of our outstanding common stock, and by all officers and directors as a group:

Name	Number of Common Shares Owned	Number of Series A Preferred Shares Owned	Percent of Class (Common Shares)	Percent of Class (Series A Preferred Shares)	Total Voting Power Based on Common and Preferred Shares
Magenta Value Holdings LLC[1]		1,000,000		100.00%	90%
Holloman Value Holdings LLC[2]	81,892,111		18.59%		1.86%
Dark Alpha Capital LLC[1]	40,000,000		9.08%		0.91%
P2B Capital LLC[1]	21,761,905		4.94%		0.49%
Blair Value Holdings LLC[1]	30,000,000		6.81%		0.68%
Rose Value Holdings LLC[1]	30,000,000		6.81%		0.68%
DMB LLC[3]	43,523,809		9.88%		0.98%
James Bradley[4]	145,861,037		33.12%		3.31%
Destiny Aigbe[5]	121,761,905	1,000,000	27.64%	100.00%	92.76%
Gina Serkasevich[6]	925,000		0.21%		0.02%
All directors and officers as a group (one person)	925,000		0.21%		0.02%

(1)

Magenta Value Holdings LLC, Dark Alpha Capital LLC, Blair Value Holding LLC, Rose Value Holdings LLC, and P2B Capital LLC and are owned and controlled by Destiny Aigbe. The address for each of these entities is 8 The Green Suite 4000, Dover, DE, 19901. Magenta Value Holdings LLC owns and controls one hundred percent of the Company’s Series A preferred shares which have 90% of the voting powers of the Company.

(2)	Holloman Value Holdings LLC is owned and controlled by Collin Holloman. The address for Holloman Value Holdings LLC is 333 N. Sam Houston Parkway E. Houston, TX, 77060.

(3)	DMB LLC is owned and controlled by James Bradley. The address for DMB LLC is 2928 Dupont Road, Fort Wayne, IN, 46825.

(4)

In addition to the 43,523,809 shares that are owned by James Bradley by way of DMB LLC, Mr. Bradley directly owns 102,337,228 in the Company. Combined, James Bradley owns a total of 145,861,037 in the Company.

(5)

Combined, Destiny Aigbe owns 122,761,905 shares in the Company. This total is based on Mr. Aigbe’s ownership interest in Magenta Value Holdings LLC, Dark Alpha Capital LLC, P2B Capital LLC, Blair Value Holdings LLC, and Rose Value Holdings LLC.

(6)

Shares are held of record by Topline Holdings LLC, a company owned and controlled by Gina Serkasevich, our CEO and sole Director. The address for Ms. Serkasevich and Topline Holdings LLC is 310 Commons Trail Ln, Huffman, TX, 77336.

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The Series A Preffered Stock is not:

•	eligible for dividens,

•	redeemable,

•	convertible into any other class of our capital stock, and

•	entitled to any liquidation preference.

The holder of the Series A Preferred Stock, with such votes to be counted together with all other share of capital stock having general voting powers and not separately as a class, has the right to vote 90% of the total votes with respect to any and all matters presented to our stockholders for their action or consideration.

SELLING SHAREHOLDERS

	Shares	Shares Offered by	Share Ownership After the Offering
Name of Selling Stockholder	Owned	this Prospectus	Number	Percent(1)
Konkler Enterprises Inc.	14,817,558	14,817,558	-	-
DMB LLC	43,523,809	43,523,809	-	-
James Bradley	145,861,037	25,000,000	120,861,037	27
Dark Alpha Capital LLC	40,000,000	25,000,000	15,000,000	2.9
P2B Capital LLC	21,761,905	21,761,905	-	-
Kevin Gerbers	6,678,333	6,678,333	-	-
Chris Garten	834,986	834,986	-	-
Travis Clegg	1,252,479	1,252,479	-	-

(1) Assumes all shares offered by the Company are sold.

The controlling persons of the non-individual selling shareholders are:

Name	Controlling Person

Konkler Enterprises Inc.	Matthew Konkler

DMB LLC	James Bradley

Dark Alpha Capital LLC	Destiny Aigbe

P2B Capital LLC	Destiny Aigbe

Destiny Aigbe controls all of our outstanding shares of preferred stock and 121,761,905 shares of our common stock. None of the other selling shareholders:

(1)	has had a material relationship with us other than as a shareholder at any time within the past three years;

(2)	has ever been one of our officers or directors; or

(3)	is a broker-dealer or affiliate of a broker dealer within the meaning of Section 3 of the Securities Exchange Act of 1934.

24

The shares owned by the selling shareholders may be sold at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

The shares of common stock may be sold by one or more of the following methods, without limitation:

•	a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	face-to-face transactions between sellers and purchasers without a broker/dealer.

In completing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither we nor the selling stockholders can presently estimate the amount of such compensation. Notwithstanding the above, no FINRA member will charge commissions that exceed 8% of the total proceeds from the sale.

The selling shareholders and any broker/dealers who act in connection with the sale of their securities may be deemed to be “underwriters” within the meaning of §2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholder enters into an agreement to sell his or her securities to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

The selling shareholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

We have advised the selling shareholders that they, and any securities broker/dealers or others who sell the common stock or warrants on behalf of the selling shareholders, may be deemed to be statutory underwriters and will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised each selling shareholder that in the event of a “distribution” of the securities owned by the selling shareholder, the selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase securities of the same class as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

25

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 950,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There is no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we had not issued any shares of preferred stock.

During 2020, we issued 1,000,000 of Series A Preferred Stock to Magenta Value Holdings LLC.

The Series A Preferred Stock is not:

•	eligible for dividends,
•	redeemable,
•	convertible into any other class of our capital stock, and
•	entitled to any liquidation preference.

The holder of the Series Preferred Stock, with such votes to be counted together with all other share of capital stock having general voting powers and not separately as a class, has the right to vote 90% of the total votes with respect to any and all matters presented to our stockholders for their action or consideration.

Transfer Agent

Transhare Corporation

Bayside Center

117755 North US Highway 19 Suite 140,

Clearwater, FL 33764

(303) 662-1112.

26

INDEMNIFICATION

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934, as amended, may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXPERTS

Our financial statements as of and for the years ended December 31, 2021 and 2020 included in this prospectus have been audited by M&K CPAS, PLLC, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.

AVAILABLE ADDITIONAL INFORMATION

We have filed with the SEC under the Securities Act of 1933 a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits which are part of the registration statement. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits, copies of which may be inspected without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 on official business days. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the Public

Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains our Registration Statement on Form S-1.

27

HERO TECHNOLOGIES, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Hero Technologies Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hero Technologies Inc. (the Company) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, stockholders’ (deficit) equity, and cash flows for the two-year period then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered net losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-2

Stock Based Compensation

As discussed in Note 2 to the financial statements, the Company issues stock-based compensation in accordance with ASC 718, Compensation.

Auditing management’s calculation of the fair value of stock-based compensation can be a significant judgment given the fact that the Company uses management estimates on various inputs to the calculation.

To evaluate the appropriateness of the fair value determined by management, we examined and evaluated the inputs management used in calculating the fair value of the stock-based compensation.

Evaluation of Intangible Assets

As discussed in Note 5, the Company acquired two entities during 2020 accounted for as business combinations, which required assets and liabilities assumed to be measured at their acquisition date fair values. At each reporting period, certain intangible assets are required to be assessed annually for impairment based on the facts and circumstances at that time. Auditing management’s evaluation of intangible assets can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses which are not easily able to be substantiated.

Given these factors and due to significant judgements made by management, the related audit effort in evaluating management’s judgments in evaluation of intangible assets required a high degree of auditor judgment.

The procedures performed included evaluation of the methods and assumptions used by the Company, tests of the data used and an evaluation of the findings. We evaluated and tested the Company’s significant judgments that determine the impairment evaluation of goodwill and intangible assets.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

We have served as the Company’s auditor since 2020

Houston, TX

March 4, 2022

(except for note 10 to the Financial Statements, as to which the date is March 31, 2022)

Auditor Firm ID: 2738

F-3

HERO TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
	Years Ended December 31,
	2021	2020
ASSETS

Current Assets:
Cash	$174,477	$437,126
Inventory	-	72,686
Prepaid expenses	5,500	47,000
Accounts receivable	620	-
Total current assets	180,597	556,812

Non-current Assets
Property and equipment, net of accumulated depreciation	6,313	8,361
Goodwill	-	5,881
Total Non-current assets	6,313	14,242
Total Assets	$186,910	$571,054

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable and accrued liabilities	$32,904	$47,923
Loans payable, current portion - related party	169,588	-
Convertible loans payable, current portion – related party	-	2,245,000
Total current liabilities	202,492	2,292,923

Total Liabilities	202,492	2,292,923

STOCKHOLDERS’ EQUITY (DEFICIT)

Authorized:
10,000,000 preferred shares, par value $0.001 per share
950,000,000 common shares, par value $0.001 per share
Issued and outstanding:
1,000,000 preferred shares at December 31, 2021 (1,000,000 at 2020)	1,000	1,000
442,977,000 common shares at December 31, 2021 (357,095,087 at 2020)	442,977	357,095
Additional paid-in capital	38,461,909	33,206,878
Stock Payable	27,970	149,647
Non-controlling Interest	(93,328)	-
Accumulated deficit	(38,856,110)	(35,436,489)
Total stockholders’ equity (deficit)	(15,582)	(1,721,869)
Total Liabilities and Stockholders’ Equity (Deficit)	$186,910	$571,054

The accompanying notes are an integral part of these consolidated financial statements.

F-4

HERO TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended December 31,
	2021	2020

Revenue
Sales	$1,525	$197
Cost of Goods Sold	72,686	-
Gross Margin	(71,161)	197

Expenses:
Consulting	421,908	209,070
Impairment of Intangibles	5,881	60,700
Compensation expense	383,190	5,317,100
Office, travel, and general	163,810	193,349
Professional Fees	199,605	58,077
Depreciation	2,048	-
Total expenses	(1,176,442)	(5,838,296)

Other income (expense)
Unrealized gain (loss) on investments	-	(60,932)
Gain (loss) on share conversion	(2,218,382)	-
Interest expense	(46,964)	(58,896)
Total other income (expense)	(2,265,346)	(119,828)

Net Loss before taxes	(3,512,949)	(5,957,927)

Provision for income tax	-	-

Net Loss	$(3,512,949)	$(5,957,927)
Non-controlling interest in (income) loss of consolidated subsidiaries	93,328	-
Net Loss attributable to the comonay	(3,419,621)	(5,957,927)

Weighted Average Number of Basic and Diluted Common Shares Outstanding	430,066,213	154,877,610

Basic and Diluted Net Loss Per Common Share	$(0.01)	$(0.04)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

HERO TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Shares		Preferred Shares		Additional		Non-	Accumulated Other Comprehensive	Deficit Accumulated During	Total Stockholders'
	Number		Number		Paid In	Stock	Controlling	Income/	Exploration	(Deficit)
	of Shares	Amount	of Shares	Amount	Capital	Payable	Intersest	(Loss)	Stage	Equity
Balance January 1, 2020	144,737,790	144,738	-	-	27,220,007	-	-	344	(29,478,562)	(2,113,473)

Related party issuance on sale of shell	-	-	1,000,000	1,000	(1,000)	-	-	-	-	-
Investment units issued for cash at $0.024 per unit	12,107,297	12,107	-	-	277,893	-	-	-	-	290,000
Investment units issued for cash at $0.0425 per unit	100,000,000	100,000	-	-	325,000	-	-	-	-	425,000
Issued for services	250,000	250	-	-	13,500	-	-	-	-	13,750
Common Stock issued for cash to related party	100,000,000	100,000	-	-	(99,000)	-	-	-	-	1,000
Common Stock - Related party compensation	-	-	-	-	5,299,000	4,350	-	-	-	5,303,350
Shares to be issued for acquisition	-	-	-	-	-	145,297	-	-	-	145,297
Donated capital	-	-	-	-	171,478	-	-	-	-	171,478
Comprehensive income
Net loss	-	-	-	-	-	-	-	-	(5,957,927)	(5,957,927)
Foreign currency translation	-	-	-	-	-	-	-	(344)	-	(344)
Balance December 31, 2020	357,095,087	357,095	1,000,000	1,000	33,206,878	149,647	-	-	(35,436,489)	(1,721,869)

Investment units issued for cash at $0.024 per unit	11,267,424	11,268	-	-	258,732	-	-	-	-	270,000
Issued for services	850,000	850	-	-	53,250	-	-	-	-	54,100
Common Stock - Related party compensation	4,928,775	4,929	-	-	314,116	-	-	-	-	319,045
Common Stock - debt conversion, related party	65,285,714	65,285	-	-	4,449,981	-	-	-	-	4,515,266
Shares issued as inducement for borrowing at $0.0667 per unit	750,000	750	-	-	60,075	-	-	-	-	60,825
Shares issued for acquisition	2,800,000	2,800	-	-	118,877	(121,677)	-	-	-	-
Non-Controlling Interest	-	-	-	-	-	-	(93,328)	-	-	(93,328)
Comprehensive income								-	-
Net loss	-	-	-	-	-	-	-	-	(3,419,621)	(3,419,621)
Balance December 31, 2021	442,977,000	442,977	1,000,000	1,000	38,461,909	27,970	(93,328)	-	(38,856,110)	(15,582)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

HERO TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2021	2020

OPERATING ACTIVITIES:
Net loss attributable to Hero Technologies Inc.	$(3,419,621)	$(5,957,927)
Non-controlling interest in income (loss) of consolidated subsidiaries	$(93,328)	$-
Adjustments to reconcile net loss to net cash used in operating activities:
Discount Amortization	30,413	60,932
Shares issued for services	373,145	5,317,100
Impairment of intangibles	5881	60,700
Loss from conversion of debt to common stock	2,218,382	-
Depreciation expense	2,048	-
Change in operating assets and liabilities:
Prepaid expenses	41,500	158,000
Accounts payable and accrued liabilities	36,865	15,401
Accounts receivable	(620)	-
Inventory	72,686	-
Cash used in operating activities	(732,649)	(345,794)

INVESTING ACTIVITIES:
Cash paid for fixed assets	-	2,331)

Cash provided by (used in) investing activities	-	(2,331)

FINANCING ACTIVITIES:
Proceeds from sale of common stock	270,000	716,000
Borrowings on debt	200,000	-
Cash provided by financing activities	470,000	716,000
Foreign currency translation adjustment	-	(344)

NET INCREASE (DECREASE) IN CASH	(262,649)	367,531

CASH, BEGINNING OF YEAR	437,126	69,595

CASH, END OF YEAR	$174,477	$437,126

NON-CASH INVESTING ACTIVITIES:
Acquisition of subsidiary	$-	$145,297
Preferred shares issued to management	$-	$1,000
Liabilities settled with investments	$2,296,884	$223,988
Inducement of debt	$60,825	$-
Share issued from stock payable	$121,677	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-7

HERO TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Audited)

1. NATURE AND CONTINUANCE OF OPERATIONS

Hero Technologies Inc. (the “Company”) was incorporated in the State of Nevada on May 14, 2004. The Company had previously focused on oil and gas exploration in Australia’s Cooper Basin. During 2019, the Company sold its remaining oil and gas assets and discontinued operations in the energy industry. As a result, the financial results related to the oil and gas activity were reflected in the consolidated statements of operations discontinued operations. The related assets and liabilities associated with the discontinued operations in prior year’s consolidated balance sheet are classified as discontinued operations. See Note 4 for additional information.

Hero Technologies Inc. is a cannabis company with a vertically-integrated business model. The company has a majority stake in BlackBox Systems and Technologies LLC, an aeroponic cannabis cultivation system that provides optimal growing conditions to enhance photosynthesis and cultivation of large flowering plants, creating increased harvest efficiencies. The company's business plan includes cannabis genetic engineering, farmland for both medical and recreational cannabis cultivation, production licenses, distribution licenses, consumer packaging and retail operations, and dispensaries that make the company a multi-state operator (MSO).

The Company’s consolidated financial statements are prepared on a going concern basis in accordance with generally accepted accounting principles in the United States (“US GAAP”) which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business. The Company has not generated operating revenues and has funded its operations through the issuance of capital stock.

There is no certainty that further funding will be available as needed. These factors raise substantial doubt about the ability of the Company to continue operating as a going concern. The Company's ability to continue its operations as a going concern, realize the carrying value of its assets, and discharge its liabilities in the normal course of business is dependent upon: the continued support of its controlling shareholders, its ability to raise capital sufficient to fund its commitments and ongoing losses, and ultimately generating profitable operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with US GAAP, and are expressed in United States dollars. These statements include the accounts of the Company and its wholly owned subsidiaries First Endeavor Holdings, Inc. (“FEH”), Veteran Hemp Co (“Veteran”), and its majority owned subsidiary Blackbox Technologies and Systems (“Blackbox”). All intercompany transactions and balances have been eliminated.

Inventories

Inventories primarily consist of cannabis merchandise and are stated at the lower of cost or market. Value at December 31, 2021 was $0. Cost is determined using an average costing methodology, which approximates cost under the first-in, first-out (FIFO) method. A portion of inventory is held by certain independent distributors on consignment until it is sold to a third party. The Company regularly monitors inventory quantities on hand and records write-downs for excess and obsolete inventories based primarily on the Company’s estimated forecast of product demand and production requirements. Such write-downs establish a new cost basis of accounting for the related inventory. As at December 31, 2021, the Company determined that the inventory on hand be impaired as their focus remains on cultivation and sale of their own product.

F-8

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight- line method over the estimated useful lives of the assets, ranging from three to seven years. Amortization of leasehold improvements is computed using the straight-line method over the life of the lease or the useful lives of the assets, whichever is shorter. The cost and related accumulated depreciation and amortization of property and equipment sold or otherwise disposed of are removed from the accounts and any gain or loss is reported as current period income or expense. The costs of repairs and maintenance are expensed as incurred. The company purchased $2,331 of assets and acquired $6,030 through its acquisitions in 2020. The total value of property and equipment at December 31, 2021 is $6,313. and $8,361 at December 31, 2020.

	Asset Purchase Price	Accumulated Depreciation
Furniture and Fixtures 5-7 Years	$6,030	$(1,206)
Computer Equipment and Software 3-5 Years	2,331	(842)

Intangible Assets / Goodwill

The Company accounts for certain intangible assets at cost. Management reviews these intangible assets for probable impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If there is an indication of impairment, management would prepare an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these estimated cash flows were less than the carrying amount, an impairment loss would be recognized to write down the asset to its estimated fair value. The Company performed a qualitative assessment of certain of its intangible assets and determined that $60,700 of intangible trademarks and customer base included with the Veteran Hemp Co acquisition be impaired and that $5,881 of goodwill associated to Veteran Hemp Co be impaired as of December 31, 2020 and 2021 respectively.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

F-9

The most significant estimates with regard to these consolidated financial statements relate to carrying values of oil and gas properties, the fair value of debt, the estimated valuation allowance on deferred tax assets and the determination of fair values of stock-based transactions.

Revenue Recognition

Net sales include product sales, less excise taxes and customer programs and incentives. The Company recognizes revenue by applying the following steps in accordance with Accounting Standards Codification (“ASC”) Topic 606 – Revenue from Contracts with Customers: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

The Company recognizes sales when merchandise is shipped from a warehouse directly to wholesale customers (except in the case of a consignment sale). For consignment sales, which include sales to the Oregon Liquor Control Commission (OLCC), the Company recognizes sales upon the consignee’s shipment to the customer. Postage and handling charges billed to customers are also recognized as sales upon shipment of the related merchandise. Shipping terms are generally FOB shipping point, and title passes to the customer at the time and place of shipment or purchase by customers at a retail location. For consignment sales, title passes to the consignee concurrent with the consignee’s shipment to the customer. The customer has no cancellation privileges after shipment or upon purchase at retail locations, other than customary rights of return. The Company excludes sales tax collected and remitted to various states from sales and cost of sales.

Foreign Currency Translation

The Company and its previous Australian subsidiary’s functional and reporting currency is the United States dollar. The functional currency of the Company’s Canadian subsidiary (which is currently inactive) is the Canadian dollar. Foreign currency financial statements of the Company’s Canadian subsidiary are translated to United States dollars using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income as a component of stockholders’ (deficit) equity. Foreign currency financial statements of the Company’s previous Australian subsidiary use period end rates for monetary assets and liabilities, historical rates for historical cost balances, and average rates for expenses. If material, translation gains and losses are included in the determination of income. Foreign currency transactions of the Company’s subsidiaries are primarily undertaken in Australian and Canadian dollars. The Company has not, through the date of these consolidated financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Cash, Cash Equivalents and the Fair Value of Financial Instruments

The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents. Cash totaled $174,477 and $437,126 at December 31, 2021 and 2020, respectively. The Company is exposed to a concentration of credit risk with respect to its cash deposits. The Company places cash deposits with highly rated financial institutions in the United States. At times, cash balances held in financial institutions may be in excess of insured limits. The Company believes the financial institutions are financially strong and the risk of loss is minimal. The Company has not experienced any losses with respect to the related risks and does not believe its exposure to such risks is more than normal.

F-10

The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair value of cash, other receivables, accounts payable, accrued liabilities and demand notes payable approximates their carrying value due to their short-term nature.

Fair Market Measurements

The Company estimates the fair values of financial and non-financial assets and liabilities under ASC Topic 820 "Fair Value Measurements and Disclosures" ("ASC Topic 820"). ASC Topic 820 provides a framework for consistent measurement of fair value for those assets and liabilities already measured at fair value under other accounting pronouncements. Certain specific fair value measurements, such as those related to share-based compensation, are not included in the scope of ASC Topic 820. Primarily, ASC Topic 820 is applicable to assets and liabilities related to financial instruments, to some long-term investments and liabilities, to initial valuations of assets and liabilities acquired in a business combination, and to long-lived assets written down to fair value when they are impaired. It does not apply to oil and natural gas properties accounted for under the full cost method, which are subject to impairment based on SEC rules. ASC Topic 820 applies to assets and liabilities carried at fair value on the consolidated balance sheet, as well as to supplement fair value information about financial instruments not carried at fair value.

Valuation techniques are generally classified into three categories: the market approach; the income approach; and the cost approach. The selection and application of one or more of these techniques requires significant judgment and is primarily dependent upon the characteristics of the asset or liability, the principal (or most advantageous) market in which participants would transact for the asset or liability and the quality and availability of inputs.

Inputs to valuation techniques are classified as either observable or unobservable within the following hierarchy:

•	Level 1 - quoted prices in active markets for identical assets or liabilities.

•	Level 2 - inputs other than quoted prices which are observable for an asset or liability. These include: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market-corroborated inputs).

•	Level 3 -unobservable inputs that reflect the Company's own expectations about the assumptions that market participants would use in measuring the fair value of an asset or liability.

A financial instrument's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instrument's complexity.

F-11

In accordance with ASC Topic 820, valuation techniques used for assets and liabilities accounted for at fair value are generally categorized into three types: market approach, income approach and cost approach. The Company had no outstanding securities at December 31, 2021.

The following table presents the classification of the securities by level at December 31, 2021:

	Level 1	Level 2	Level 3	Total

Investments - Stocks/mutual funds	$0	$-	$-	$0

Totals	$0	$-	$-	$0

The following table presents the classification of the securities by level at December 31, 2020:

	Level 1	Level 2	Level 3	Total

Investments - Stocks/mutual funds	$0	$-	$-	$0

Totals	$0	$-	$-	$0

The Company uses the market approach technique to account for its financial instruments at fair value for the period ended December 31, 2021, and the application of this technique applied to similar assets and liabilities has been applied on a consistent basis.

Investments

At December 31, 2021, the Company’s investments are stated at fair value. Any unrealized gains and losses on investments are included as component of income (loss) from continued operations. Realized gains and losses from sales on investments are recorded to income at the time of sale using specific identification method. Dividend income is recognized on the ex-dividend date and interest income is recognized on an accrual basis. Periodically, the investments are reviewed for other than temporary impairment, in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 320, Investments – Debt and Equity Securities, and any losses determined to be other than temporary are realized and are included in other income (expense). The Company recognized an unrealized loss on its investments of $60,932 at December 31, 2020. This is related to 40,416,917 shares of Oilex stock at fair value of $0.004 stock price transferred to Holloman Value Holdings in 2020. The accrued interest of $231,317 was forgiven, assets consisting of cash at $32,350 and $52,510 fair value of Oilex shares, less outstanding payables totaling $25,201 as agreed upon, was transferred at the time of settlement and sale of the shell. The remaining related party amount of $171,478 was charged to donated capital.

F-12

Income Taxes

Income taxes are determined using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes that date of enactment. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

The Company accounts for uncertainty in income taxes by applying a two-step method. First, it evaluates whether a tax position has met a more likely than not recognition threshold, and second, it measures that tax position to determine the amount of benefit, if any, to be recognized in the financial statements. The application of this method did not have a material effect on the Company's consolidated financial statements.

Stock Based Compensation

The Company records compensation expense in the consolidated financial statements for share based payments using the fair value method. The fair value of stock options granted to directors and employees is determined using the Black-Scholes option valuation model at the time of grant. Fair value for common shares issued for goods or services rendered by non-employees is measured based on the fair value of the goods and services received. Share-based compensation is expensed with a corresponding increase to share capital. Upon the exercise of the stock options, the consideration paid is recorded as an increase in share capital.

Other Comprehensive Income (Loss)

The Company reports and displays comprehensive income and loss and its components in the consolidated financial statements. For the years ended December 31, 2021 and 2020, the only components of comprehensive income were foreign currency translation adjustments.

Earnings (Loss) Per Share

The Company presents both basic and diluted earnings per share (“EPS”) on the face of the consolidated statements of operations. Basic EPS is computed by dividing net earnings (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. Diluted EPS figures are equal to those of Basic EPS for each period since the Company had no securities outstanding during periods in which the Company generated net income that were potentially dilutive.

Subsequent Events

Management has evaluated events from December 31, 2021 through March 30, 2022, the date the Company’s consolidated financial statements were available to be issued and has disclosed any subsequent events in Note 10.

F-13

3. ACQUISITIONS

The Company formed Blackbox Technologies and Systems LLC in September 10, 2020. Blackbox Technologies and Systems LLC has been renamed Blackbox Systems and Technologies LLC. The Company acquired all of Marc Kasabasic and Hank Pielack’s aeroponic system process, procedures, and all associated intellectual property and know how. The Blackbox project consists of environmental growth chambers for the cultivation of large cannabis flowering plants based on aeroponic technology. The Company has a 51% equity interest in Blackbox Technologies and Systems. LLC. The address of Blackbox Technologies and Systems is 8 The Green Suite 4000, Dover, DE 19901. Blackbox Technologies and Systems can be contacted at info@blackboxsystemsllc.com. The total expenditures as at December 31, 2021 is $182,997.

The Company also purchased a website and business currently selling CBD topicals and rubs under the name “Highly Relaxing”. Hero Technologies will retain the owner on a consulting basis to create and continue the manufacture of the topical rub for the Company and to continue operations. In exchange the seller will receive 100,000 common shares for these services and $2.00 per topical can of rub sold. This is currently recorded as a stock payable at fair value of $4,350 at a stock price of $0.0435 on the agreement date.

Veteran Hemp Co., bought by HENC through V Broker LLC as an asset acquisition on November 3, 2020, operates an international retail and wholesale online store selling cannabis and cannabidiol. The consideration given for the acquired assets is shown below:

	Shares	Fair Value

Initial shares. $0.0435	2,500,000	108,750
Earnout shares:
Belize contract	1,400,000	2,713
Online payment system	300,000	12,927
EBITDA	800,000	20,907

Total consideration		145,297

Assets Acquired:
Inventory		72,686
Equipment		6,030
Trademarks		37,700
Customer base		23,000
Goodwill		5,881
Total assets acquired		145,297

F-14

The Company impaired $60,700 in 2020 which consisted of the trademarks and customer base. It was determined that they would not be used because these items would fall under the Hero Technology brand going forward. The Company impaired $5,881 of goodwill associated to Veteran Hemp Co. in 2021 because it was determined that the emphasis is on current and future growth under Hero Technologies Inc.

4. RELATED PARTY TRANSACTIONS

Interest to related parties is $7,500 at December 31, 2021 compared to $42,833 at December 31, 2020

On September 14, 2015, the Company entered into a $100,000 loan agreement with Holloman Holdings. The loan accrues interest at 5% per annum any accrued interest plus principal matures two years from the issuance date. The principal of this loan agreement was considered repaid, and the agreement terminated when the Company entered into another loan agreement for the same amount with a wholly owned subsidiary of Holloman Holdings on October 19, 2015.

On October 26, 2015, the Company entered into a $20,000 loan agreement with Holloman Holdings. The loan accrues interest at 5% per annum any accrued interest plus principal matures two years from the issuance date.

On November 3, 2015, the Company entered into a $35,000 loan agreement with Holloman Holdings. The loan accrues interest at 5% per annum any accrued interest plus principal matures two years from the issuance date.

On January 12, 2016, the Company borrowed $250,000 from Holloman Value Holdings, LLC. This loan bears interest at 5% per year. All or any portion of the outstanding loan principal, plus any accrued and unpaid interest, may be converted at the option of Holloman Value Holdings, at any time and from time to time, into shares of the Company's commons stock. The number of shares to be issued upon any conversion will be determined by dividing the amount of the principal and/or interest to be converted by the average closing price of the Company's common stock for the 30 trading days immediately preceding the date of conversion.

On February 15, 2019, the Company sold 3,750,000 shares of common stock to a wholly owned subsidiary of Holloman Corporation. The shares were priced at $0.020. Proceeds from the private placements totaled $75,000.

On June 11, 2019, the Company entered into a $30,000 loan agreement with Holloman Holdings. The loan accrues interest at 5% per annum any accrued interest plus principal matures two years from the issuance date.

On October 2, 2019, the Company entered into a $10,000 loan agreement with Holloman Holdings. The loan accrues interest at 5% per annum any accrued interest plus principal matures two years from the issuance date.

On December 11, 2019, the Company entered into a $200,000 loan agreement with Holloman Holdings. The loan accrues interest at 5% per annum any accrued interest plus principal matures two years from the issuance date. The consolidated total loan balance as of December 31, 2019 was $645,000 and bears interest at 5% per year.

On October 19, 2015, the Company entered into a $1,600,000 loan agreement with a wholly owned subsidiary of Holloman Holdings. The loan accrues interest at 2% per annum, payable monthly, and the principal matures two years from the issuance date. Interest is due monthly; however, if the Company fails to pay interest monthly then the lender can capitalize the interest as part of the principal. A portion of the proceeds of the loan agreement replaced the outstanding principal of $100,000 for the loan agreement entered into with Holloman Holdings on September 14, 2015.

F-15

On October 31, 2017, the outstanding $1,600,000 loan, plus $67,635 in accrued interest, was assigned to Holloman Value Holdings. This loan plus accrued interest is to be paid by October 31, 2019 or a reasonable time as agreed by both parties. All or any portion of the outstanding loan principal, plus any accrued and unpaid interest, may be converted at the option of Holloman Value Holdings, at any time and from time to time, into shares of the Company’s commons stock. The number of shares to be issued upon any conversion will be determined by dividing the amount of the principal and/or interest to be converted by the average closing price of the Company’s common stock for the 30 trading days immediately preceding the date of conversion. The debt was assigned to P2B Capital on April 30, 2020 at time of sale of the Company to Magenta Holdings. Simultaneously, the accrued interest of $231,317 was forgiven, assets consisting of cash at $32,350 and $52,510 fair value of Oilex shares, less outstanding payables totaling $25,201 as agreed upon, was transferred at the time of settlement and sale of the shell. The remaining related party amount of $171,478 was charged to donated capital.

Effective October 1, 2010, the Company executed an administrative services agreement with Holloman Corporation, the Company’s controlling shareholder. Under this agreement, fees of $5,000 per month were payable to Holloman Corporation. An amendment to this agreement, effective July 1, 2016, reduced the fees to $2,000 per month covering; office and meeting space, supplies, utilities, office equipment, network access and other administrative facilities costs. These fees are payable quarterly in shares of the Company’s restricted common stock at the closing price of the stock on the last trading-day of the applicable monthly billing period. This administrative services agreement can be terminated by either party with 30-days’ notice. The agreement was terminated July 1, 2019. During 2019, the Company recorded $12,000 (2018 – $24,000) of office expense and issued 1,367,532 (2018– 1,740,815) shares of its common stock as a result of this agreement. During 2019, the Company recorded $1,445 (2018-$6,545) in management fees and as a result issued 96,591 (2018-478,815) shares of its common stock. No gain or loss recorded Debt of $2,245,000 was assigned to P2B Capital on April 30, 2020 at time of sale of the Company to Magenta Holdings. Simultaneously, the accrued interest of $231,317 was forgiven, assets consisting of cash at $32,350 and $52,510 fair value of Oilex shares, less outstanding payables totaling $25,201 as agreed upon, was transferred at the time of settlement and sale of the shell. The remaining related party amount of $171,478 was charged to donated capital.

On November 6, 2020, the Company engaged Rowland Consulting LLC in a consultant and advisory role to assist in general managerial strategies for the Company’s online assets. The Company will cover the direct costs associated with activities done by Advisor.

On December 31, 2020, the Company issued 100,000,000 shares of restricted stock to Dark Alpha Capital LLC in a private offering in exchange for $1,000 cash. Dark Alpha Capital serves as the Company’s advisor on operations, finance, legal matters, and business development, including acquisitions. The value of the shares on December 31, 2020 are valued at $5,300,000.

On February 15, 2021, the Company issued 875,000 shares of restricted common stock to Topline Holdings Inc in consideration for advisor and managerial services. The shares were priced at $0.074. at a fair value of $64,750.

On February 22, 2021, the Company engaged Konkler Enterprises for managerial services and issued Konkler Enterprises 208,635 shares of common stock. at a fair value of $11,579 at a stock price of $0.0555.

F-16

On February 22, 2021, the Company engaged James Bradley as an Advisor for managerial services and issued Mr. Bradley 2,337,228 shares of common stock. at a fair value of $129,716 at a stock price of $0.0555.

On February 22, 2021, the debt of $2,245,000 including interest of $51,884 owed to P2B Capital LLC was paid in full with 65,285,714 shares of common stock resulting in a loss on conversion of $2,218,382. The value at the end of the quarter was $4,515,266.

On April 1, 2021, the Company issued the last tranche of 300,000 shares of common stock owed to Chesapeake Group Inc. at fair value of $16,500 at a stock price of $0.055.

On September 15, 2021, the Company issued Topline Holdings Inc 875,000 shares of restricted common stock for the remaining 6 months of advisor and managerial services for 2021 at a fair value of $63,000 at a stock price of $0.072.

On October 1, 2021 the Company entered into a note to borrow $200,000 over a 6 month period with interest of $15,000 and issuance of 750,000 shares of common stock to an unrelated accredited investor. The common shares were at fair value at a stock price of $0.081 per share. The common shares were at fair value at a stock price of $0.081 per share and were issued as an inducement to provide the note. This has been treated as a discount and amortized over the life of the note.

On October 13, 2021 the Company engaged North Equities for three months of consulting services to assist with Social Media and Client Outreach. In consideration for these services the company issued 632,912 shares of common stock at a fair value of $50,000 at a stock price of $0.079.

5. CAPITAL STOCK

Preferred Stock

On May 1, 2020, the Company issued 1,000,000 shares of its Series A preferred stock to Magenta Value Holdings, LLC resulting in a change in management of the entity. The Series A preferred shares have the right to cast 90% of the total votes with respect to any and all matters presented to the stockholders of the Company for their action or consideration. The Series A preferred shares are not entitled to any dividends or liquidation preferences and are not convertible into shares of the Company’s common stock.

Common Stock

On July 20, 2020, the Company changed its name from Holloman Energy Corporation to Hero Technologies Inc. and increased its authorized capitalization to 950,000,000 shares of common stock with a par value of $0.001.

During 2019, the Company issued 1,367,532 (2018 – 2,219,630) shares of common stock, at an average price of $0.010 (2018 - $0.014) per share in connection with the conversion of $12,000 (2018 - $24,000) in administrative service fees and issued 96,591 (2018- 478,815) shares of common stock, at an average price of $0.015 (2018 - $00.014) in connection with the conversion of management fees payable of $1,445 (2018- $6,545) to its controlling shareholder. No gain or loss recorded.

On February 15, 2019, the Company sold 3,750,000 shares of common stock to a wholly owned subsidiary of Holloman Corporation. The shares were priced at $0.020. Proceeds from the private placements totaled $75,000.

F-17

Debt of $2,245,000 was assigned to P2B Capital on April 30, 2020 at time of sale of the Company to Magenta Holdings. Simultaneously, the accrued interest of $231,317 was forgiven, assets consisting of cash at $32,350 and $52,510 fair value of Oilex shares, less outstanding payables totaling $25,201 as agreed upon, was transferred at the time of settlement and sale of the shell. The remaining related party amount of $171,478 was charged to donated capital.

On June 25, 2020, the Company received $425,000 in working capital from an accredited investor, James Bradley, which were converted into 100,000,000 shares upon completion of the Company’s name change with FINRA.

On July 28, 2020, the Company entered into a Letter of Intent with Crystal Clear Automation, LLC (CCA). The letter of intent provides that the Company will have the unlimited use of all of CCA’s current and future technology related to the cannabis and hemp industries. In exchange for the use of this technology, the Company agreed to pay CCA an initial fee of $10,000, 20% of non-dilutable common shares of a to be formed subsidiary of the Company and 20% of the Company’s to be formed subsidiary’s quarterly profits. A formal agreement did not materialize with CCA though CCA continues to act an informal advisor for the Company.

On August 12, 2020, the Company agreed to exchanged 1,000,000 shares of its common stock for a 51% interest in Los Angeles CBD. Los Angeles CBD sells CBD products through a store front located in Los Angeles, CA. On October 20, 2020, the agreement between Los Angeles CBD and the Company was terminated without shares issued and no impact on the Company.

On October 10, 2020, the Company sold 3,757,437 shares of common stock to an individual accredited investor. The shares were sold at a price of $0.024 each. Proceeds from the private placement totaled $90,000. The entire $90,000 was paid in cash.

On November 3, 2020, the Company entered into an Agreement to acquire all of the assets of V Brokers LLC dba as Veteran Hemp Co. from Patriot Shield National, LLC. Veteran Hemp Co. is a seller, broker, and wholesaler of cannabidiol (“CBD”) products. The aggregate purchase price for the assets will be $250,000 paid with 5,000,000 shares of the Company’s common stock at $0.05 per share plus the assumption of certain liabilities. Under the terms of the Agreement, Patriot Shield National LLC will also assign certain intellectual property, assets, and the website www.veteranhepco.com, to the Company. The first 2,500,000 shares are paid upon closing. The final 2,500,000 shares of common stock will be paid pursuant to the earnout. Veteran Hemp Co. will earn common shares if the following events take place. (i) 1,400,000 will be earned once the Belize $70,000 wholesale contract is finalized, (ii) 300,000 commons shares will be earned once the setup of a working online payment system or debit/credit processing system for the veteranhempco.com website is final; and (iii) 800,000 common shares upon earning and for $40,000 in EBTIDA from the veteranhempco.com website. Contingent consideration of $145,297 to be issued in shares was recorded in stock payable in 2020 for this acquisition.

On November 4, 2020, the Company purchased a website and business currently selling CBD topicals and rubs under the name “Highly Relaxing”. Hero Technologies will retain the owner on a consulting basis to create and continue the manufacture of the topical rub for the Company and to continue operations. In exchange the seller will receive 100,000 common shares for these services and $2.00 per topical can of rub sold. This is currently recorded as a stock payable at fair value of $4,350 at a stock price of $0.0435 on the date of this agreement. The Company wholly owns Highly Relaxing LLC.

F-18

On November 24, 2020, the Company sold 8,349,860 shares of common stock to an individual accredited investor. The shares were sold at a price of $0.024 each. Proceeds from the private placement totaled $200,000. The entire $200,000 was paid in cash.

On December 21, 2020, the Company retained The Chesapeake Group Inc. to create and execute an investor relations program. In consideration for these services The Chesapeake Group will receive $22,500 and 750,000 common shares issued in three installments finalizing on February 21, 2021. As at December 31, 2020, 250,000 shares were issued at fair value of $13,750 at a stock price of $0.055.

On December 31, 2020, the Company issued 100,000,000 shares of restricted stock to Dark Alpha Capital LLC pursuant to a share purchase agreement in which $1,000 was paid in cash. Dark Alpha Capital serves as the Company’s advisor on operations, finance, legal matters, and business development, including acquisitions. At December 31, 2020 the shares were valued at $5,300,000 with the difference between cash paid and value applied as stock based compensation.

On January 7, 2021, the Company sold 2,920,896 shares of common stock to an unrelated accredited investor. The shares were sold at a price of $0.024 per share. Proceeds from the private placement totaled $70,000. The entire $70,000 was paid in cash.

On January 18, 2021, the Company issued 2,800,000 shares of common stock to Patriot Shield National LLC in reference to the purchase of Veteran Hemp Co. that was recorded as a stock payable at December 31, 2020.

On January 19, 2021, the Company sold 1,252,479 shares of common stock to an unrelated accredited investor. The shares were sold at a price of $0.024 per share. Proceeds from the private placement totaled $30,000. The entire $30,000 was paid in cash.

On January 23, 2021, the Company issued the second tranche of 250,000 shares of common stock to Chesapeake Group Inc. at fair value of $13,750 at a stock price of $0.055.

On January 29, 2021, the Company sold 6,259,063 shares of common stock to an unrelated accredited investor. The shares were sold at a price of $0.024 per share. Proceeds from the private placement totaled $150,000. The entire $150,000 was paid in cash.

On February 12, 2021, the Company sold 834,986 shares of common stock to an unrelated accredited investor. The shares were sold at a price of $0.024 per share. Proceeds from the private placement totaled $20,000. The entire $20,000 was paid in cash.

On February 15, 2021, the Company issued 875,000 shares of restricted common stock to Topline Holdings Inc in consideration for advisor and managerial services. The shares were priced at $0.074. at a fair value of $64,750.

On February 22, 2021, the debt of $2,245,000 including interest of $51,884 owed to P2B Capital LLC was paid in full with 65,285,714 shares of common stock resulting in a loss on conversion of $2,218,382. The value at the end of the quarter was $4,515,266.

On February 22, 2021, the Company engaged Konkler Enterprises for managerial services and issued Konkler Enterprises 208,635 shares of common stock. at a fair value of $11,579 at a stock price of $0.0555.

F-19

On February 22, 2021, the Company engaged James Bradley as an Advisor for managerial services and issued Mr. Bradley 2,337,228 shares of common stock. at a fair value of $129,716 at a stock price of $0.0555.

On April 1, 2021, the Company issued 300,000 shares of common stock owed to Chesapeake Group Inc. at fair value of $16,500 at a stock price of $0.055.

On September 15, 2021, the Company issued Topline Holdings Inc 875,000 shares of restricted common stock for the remaining 6 months of advisor and managerial services for 2021 at a fair value of $63,000 at a stock price of $0.072.

On October 1, 2021 the Company entered into a note to borrow $200,000 over a 6 month period with interest of $15,000 and issuance of 750,000 shares of common stock to an unrelated accredited investor. The common shares were at fair value at a stock price of $0.081 per share and were issued as an inducement to provide the note. This has been treated as a discount and amortized over the life of the note.

On October 11, 2021, the Company issued 300,000 shares of common stock owed to Chesapeake Group Inc. at fair value of $23,550 at a stock price of $0.079.

On October 13, 2021 the Company engaged North Equities for three months of consulting services to assist with Social Media and Client Outreach. In consideration for these services the company issued 632,912 shares of common stock at a fair value of $50,000 at a stock price of $0.079.

On December 14, 2021, the Company entered into an Advisor Agreement with Henry Leo Staples Jr to provide managerial services. In consideration for these services Mr. Staples will receive 500,000 common shares on a quarterly basis in 2022. The first installment of four equal issuances of 125,000 will be on March 31, 2022.

6. NON-CONTROLLLING INTEREST

Non-controlling interest in loss of consolidated subsidiaries was $93,328 and $0 for December 31, 2021 and 2020 respectively. The loss from non-controlling interest resulted in the legal and early construction expenses related to Blackbox Technologies and Systems Inc.’s commencement of the Michigan growth facility. The Company has a 51% equity interest in Blackbox Technologies and Systems. LLC. Blackbox Technologies and Systems, LLC.

7. INCOME TAXES

On December 22, 2017, the Tax Cuts and Jobs Act (H.R.1) (Tax Legislation) was signed into law, which resulted in significant changes to U.S. federal income tax law. We expect that these changes will positively impact future after-tax earnings in the U.S., primarily due to the lower federal statutory tax rate of 21% compared to 35%. The impact of the Tax Legislation may differ from the statements above due to, among other things, changes in interpretations and assumptions we have made and actions we may take as a result of the Tax Legislation. Additionally, guidance issued by the relevant regulatory authorities regarding the Tax Legislation may materially impact our financial statements. As additional guidance to the Tax Legislation is published in the form of Treasury Regulations and other IRS communications, we will monitor, assess, and determine the impact of these communications on our consolidated financial statements and operations. In addition to the Tax Legislation, we are continuing to monitor proposed regulations regarding the 163(j) Limitation on Deduction for Business Interest Expense, which when finalized, could require us to re-characterize our deferred tax assets, resulting in changes in our income tax disclosures. The company expects the impact to its results of operations to be immaterial.

F-20

The Company is subject to United States federal income taxes at an approximate rate of 21%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Federal tax rate	21%	21%
Carryforward	$(30,105,943)	$(29,465,116)
Net loss	(3,419,621)	(5,957,927)
Loss on Conversion	2,218,382	0
Stock-based compensation	373,145	5,317,100

Net operating losses current	$(30,934,037)	$(30,105,943)

The significant components of deferred income tax assets and liabilities at December 31, 2021 and 2020 are as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Deferred tax assets:
Deferred tax assets	(6,496,148)	(6,322,248)
Less: valuation allowance	6,496,148	6,322,248
Deferred tax income	$-	$-

Due to its history of losses, the Company is not subject to federal or state income taxes.

Recently Adopted Accounting Pronouncements

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350) – Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 will simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Current guidance requires that companies compute the implied fair value of goodwill under Step 2 by performing procedures to determine the fair value at the impairment testing date of its assets and liabilities following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. ASU 2017-04 will require companies to perform annual or interim goodwill impairment tests by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. However, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU 2017-04 will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, and will be applied prospectively. Early adoption of this standard is permitted. The Company adopted ASU 2017-04 as of January 1, 2020. The Company does not believe the adoption of ASU 2017-04 had any material impact on its consolidated financial statements.

F-21

8. PREPAIDS

Prepaids consisted primarily of director and officer insurance and OTC annual fees totaling $5,500 and $47,000 for December 31, 2021 and 2020 respectively.

9. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company may be subject to legal proceedings and claims arising from contracts or other matters from time to time in the ordinary course of business. Management is not aware of any pending or threatened litigation where the ultimate disposition or resolution could have a material adverse effect on its financial position, results of operations or liquidity.

On December 14, 2021, the Company entered into an Advisor Agreement with Henry Leo Staples Jr to provide managerial services. In consideration for these services Mr. Staples will receive 500,000 common shares on a quarterly basis in 2022. The first installment of four equal issuances of 125,000 will be on March 31, 2022.

10. SUBSEQUENT EVENTS

On January 19, 2022, the Company engaged Juddah Holdings LLC for consulting services to assist with business development and insurance management. In consideration for these services the Company issued 330,000 shares of common stock.

On February 22, 2022, the Company engaged RMJK Marketing Inc. for consulting services to assist with marketing efforts. In consideration for these services, the Company has agreed to pay a fee of $5000 per month.

On March 10, 2022, the Company entered into an agreement with Vocodia Holdings Corporation (hereinafter: “Vocodia”), which grants the Company permission to use Vocodia’s artificial intelligence customer service system for the marketing and sale of the Company’s products. In exchange for the service being provided by Vocodia, the Company agreed to pay a minimum fee of $795.00 per month.

On March 11, 2022, the Company engaged Hybrid Financial Ltd. for marketing services to assist with marketing efforts. In consideration for these services, the Company issued 10,000,000 shares of common stock.

F-22

HERO TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
ASSETS

Current Assets:
Cash	$128,629	$174,477
Prepaid expenses	9,844	5,500
Accounts receivable	620	620
Total current assets	139,093	180,597

Non-current Assets
Property and equipment, net of accumulated depreciation	4,827	6,313
Total Non-current assets	4,827	6,313
Total Assets	$143,920	$186,910

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable and accrued liabilities	$62,266	$32,904
Loans payable, current portion - related party	200,000	169,588
Total current liabilities	262,266	202,492

Total Liabilities	262,266	202,492

STOCKHOLDERS’ EQUITY (DEFICIT)

Authorized:
10,000,000 preferred shares, par value $0.001 per share
950,000,000 common shares, par value $0.001 per share
Issued and outstanding:
1,000,000 preferred shares at September 30, 2022 (1,000,000 at 2021)	1,000	1,000
450,623,000 common shares at September 30, 2022 (442,977,000 at 2021)	450,623	442,977
Additional paid-in capital	38,801,893	38,461,909
Stock Payable	27,970	27,970
Non-controlling Interest	(108,221)	(93,328)
Accumulated deficit	(39,291,611)	(38,856,110)
Total stockholders’ equity (deficit)	(118,346)	(15,582)
Total Liabilities and Stockholders’ Equity (Deficit)	$143,920	$186,910

The accompanying notes are an integral part of these consolidated financial statements.

4

HERO TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three months ended		Nine months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenue
Sales	$-	$-	$-	$1,885
Cost of Goods Sold	-	-	-	5,531
Gross Margin	-	-	-	(3,646)

Expenses:
Consulting	15,579	96,357	31,073	356,923
Compensation expense	93,830	63,000	247,630	309,340
Office, travel, and general	24,025	22,370	64,815	140,546
Professional Fees	33,300	16,837	67,660	156,103
Depreciation	495	560	1,487	1,516
Total expenses	(167,229)	(199,124)	(412,665)	(964,428)

Other income (expense)
Gain (loss) on share conversion	-	-	-	(2,218,382)
Interest income	-	-	183	-
Interest expense	-	(416)	(37,912)	(9,051)
Total other income (expense)	-	(416)	(37,729)	2,227,433

Net Loss	$(167,229)	$(198,708)	$(450,394)	$(3,195,507)
Non-controlling interest in (income) loss of consolidated subsidiaries	9,225	16,523	14,893	81,422
Net loss attributable to the company	$(158,004)	$(182,185)	$(435,501)	$(3,114,085)

Weighted Average Number of Basic and Diluted Common Shares Outstanding	447,127,087	440,561,751	446,338,201	425,760,299
Basic and Diluted Net Loss Per Common Share	$0.00	$0.00	$0.00	$0.01

5

HERO TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Shares		Preferred Shares		Additional Paid-In	Stock		Non-Controlling	Accumulated Other Comprehensive Income	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Payable		Interest	(Loss)	Deficit	(Deficit)
Balance, January 1, 2021	357,095,087	$357,095	1,000,000	$1,000	$33,206,878	149,647		$-	$-	$(35,436,489)	$(1,721,869)
Investment Units issued for cash at $.024 per unit	11,267,424	11,268			258,732	-		-			270,000
Issued for services	850,000	850	-	-	53,250	-		-	-	-	54,100
Common Stock – Related party compensation	4,928,775	4,929			314,116	-		-			319,045
Common Stock – debt conversion, related party	65,285,714	65,285	-	-	4,449,981	-		-	-	-	4,515,266
Shares issued as inducement for borrowing $0.0667 per unit	750,000	750	-	-	60,075	-		-	-	-	60,825
Shares to be issued for acquisition	2,800,000	2,800	-	-	118,977	(121,677	) )	-	-	-	-
Non-Controlling Interest	-	-	-	-	-	-		(93,328)	-	-	(93,328)
Net Loss						-		-		(3,419,621)	(3,419,621)
Balance, December 31, 2021	442,977,000	442,977	1,000,000	1,000	38,461,909	27,970		(93,328)	-	(38,856,110)	(15,582)
Investment units issued for cash at $0.05 per unit	2,000,000	2,000	-	-	98,000	-		-			100,000
Issued for services	930,000	930			48,870	-		-			49,800
Common Stock – related party compensation	4,716,000	4,716	-	-	193,114	-		-			197,830
Non-Controlling Interest						-		(14,893)			(14,893)
Net Loss	-	-	-	-		-		-		(435,501)	(435,501)
Balance, September 30, 2022	450,623,000	450,623	1,000,000	1,000	38,801,893	27,970		(108,221)	-	(39,291,611)	(118,346)

The accompanying notes are an integral part of these consolidated financial statements.

6

HERO TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2022	2021

OPERATING ACTIVITIES:
Net loss attributable to Hero Technologies Inc.	$(435,501)	$(3,114,085)
Non-controlling interest in income (loss) of consolidated subsidiaries	$(14,893)	$(81,422)
Adjustments to reconcile net loss to net cash used in operating activities:
Shares issued for services	247,630	299,295
Interest expense	37,729	-
Loss from conversion of debt to common stock	-	2,227,433
Depreciation expense	1,486	1,516
Change in operating assets and liabilities:
Prepaid expenses	(4,344)	45,626
Accounts payable and accrued liabilities	22,045	(111)
Accounts receivable	-	(980)
Inventory	-	5,531
Cash used in operating activities	(145,848)	(617,197)

FINANCING ACTIVITIES:
Proceeds from sale of common stock	100,000	270,000
Cash provided by financing activities	100,000	270,000

NET INCREASE (DECREASE) IN CASH	(45,848)	(347,197)

CASH, BEGINNING OF PERIOD	174,477	437,126

CASH, END OF PERIOD	$128,629	$89,929

NON-CASH INVESTING ACTIVITIES
Liabilities settled with common stock, related party, investments	$-	2,287,833
Shares issued from stock payable	$-	121,677

The accompanying notes are an integral part of these consolidated financial statements.

7

HERO TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. NATURE OF OPERATIONS

Hero Technologies Inc. (the “Company”), was incorporated in the State of Nevada on May 14, 2004. The Company plans to be a vertically-integrated cannabis company with cultivation, processing and dispensary operations. The Company’s business plan includes cannabis genetics engineering, farmland for both medical and recreational cannabis cultivation, production licenses, distribution licenses, consumer packaging and retail operations, and dispensaries that make the company a Multi-State Operator (MSO).

The Company’s consolidated financial statements are prepared on a going concern basis in accordance with generally accepted accounting principles in the United States (“US GAAP”) which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business. The Company has not generated sufficient operating revenues and has funded its operations through the issuance of capital stock and third party loans.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with US GAAP, and are expressed in United States dollars. These statements include the accounts of the Company and its wholly owned subsidiaries First Endeavor Holdings, Inc. (“FEH”), Veteran Hemp Co (“Veteran”), and its majority owned subsidiary Blackbox Technologies and Systems (“Blackbox”). All intercompany transactions and balances have been eliminated.

In the opinion of management, all adjustments, all of which are of a normal recurring nature, considered necessary for a fair presentation have been included.

Accounts Receivable

Accounts receivable consist of trade receivables and are carried at their estimated collectible amounts.

The Company provides credit to its clients in the form of payment terms. The Company limits its credit risk by performing credit evaluations of its clients and maintaining a reserve, if deemed necessary, for potential credit losses. Such evaluations include the review of a client’s outstanding balances with consideration towards such client’s historical collection experience, as well as prevailing economic and market conditions and other factors. Based on such evaluations, the Company determined there was no need for a reserve at the end of September 30, 2022. The total accounts receivable was $620 at September 30, 2022 and $620 as of December 31, 2021

8

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight- line method over the estimated useful lives of the assets, ranging from three to seven years. The cost and related accumulated depreciation and amortization of property and equipment sold or otherwise disposed of are removed from the accounts and any gain or loss is reported as current period income or expense. The costs of repairs and maintenance are expensed as incurred. The total value of property and equipment at September 30, 2022 is $4,827. and $6,313 at December 31, 2021

	Asset Purchase Price	Accumulated Depreciation
Furniture and Fixtures 5-7 Years	$6,030	$(2,110)
Computer Equipment and Software 3-5 Years	2,331	(1,424)

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Revenue Recognition

The Company recognizes sales when merchandise is shipped from a warehouse directly to wholesale customers (except in the case of a consignment sale). For consignment sales, the Company recognizes sales upon the consignee’s shipment to the customer. Postage and handling charges billed to customers are also recognized as sales upon shipment of the related merchandise. Shipping terms are generally FOB shipping point, and title passes to the customer at the time and place of shipment or purchase by customers at a retail location. For consignment sales, title passes to the consignee concurrent with the consignee’s shipment to the customer. The customer has no cancellation privileges after shipment or upon purchase at retail locations, other than customary rights of return. The Company excludes sales tax collected and remitted to various states from sales and cost of sales.

9

Cash, Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents. Cash totaled $128,629 and $174,477 at September 30, 2022 and December 31, 2021, respectively. The Company is exposed to a concentration of credit risk with respect to its cash deposits. The Company places cash deposits with highly rated financial institutions in the United States. At times, cash balances held in financial institutions may be in excess of insured limits. The Company believes the financial institutions are financially strong and the risk of loss is minimal. The Company has not experienced any losses with respect to the related risks and does not believe its exposure to such risks is more than normal.

10

Stock Based Compensation

The Company records compensation expense in the consolidated financial statements for share based payments using the fair value method. The fair value of stock options granted to directors and employees is determined using the Black-Scholes option valuation model at the time of grant. Fair value for common shares issued for goods or services rendered by non-employees is measured based on the fair value of the goods and services received. Share-based compensation is expensed with a corresponding increase to share capital. Upon the exercise of the stock options, the consideration paid is recorded as an increase in share capital.

Earnings (Loss) Per Share

The Company presents both basic and diluted earnings per share (“EPS”) on the face of the consolidated statements of operations. Basic EPS is computed by dividing net earnings (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. Diluted EPS figures are equal to those of Basic EPS for each period since the Company had no securities outstanding during periods in which the Company generated net income that were potentially dilutive.

Recently Adopted Accounting Pronouncements

The Company does not believe the adoption of any recent accounting pronouncements will have any material impact on its consolidated financial statements.

11

3.  ACQUISITIONS

The Company formed Blackbox Technologies and Systems LLC in September 10, 2020. Blackbox Technologies and Systems LLC has been renamed Blackbox Systems and Technologies LLC. The Company acquired all of Marc Kasabasic and Hank Pielack’s aeroponic system process, procedures, and all associated intellectual property and know how. The Blackbox project consists of environmental growth chambers for the cultivation of large cannabis flowering plants based on aeroponic technology. The Company has a 51% equity interest in Blackbox Technologies and Systems. LLC. The address of Blackbox Technologies and Systems is 8 The Green Suite 4000, Dover, DE 19901. Blackbox Technologies and Systems can be contacted at info@blackboxsystemsllc.com.

The Company also purchased a website and business currently selling CBD topicals and rubs under the name “Highly Relaxing”. Hero Technologies will retain the owner on a consulting basis to create and continue the manufacture of the topical rub for the Company and to continue operations. In exchange, the seller will receive 100,000 common shares for these services and $2.00 per topical can of rub sold. This is currently recorded as a stock payable at fair value of $4,350  at a stock price of $0.0435 on the agreement date.

	Shares	Fair Value

Initial shares. $0.0435	2,500,000	108,750
Earnout shares:
Belize contract	1,400,000	2,713
Online payment system	300,000	12,927
EBITDA	800,000	20,907

Total consideration		145,297

Assets Acquired:
Inventory		72,686
Equipment		6,030
Trademarks		37,700
Customer base		23,000
Goodwill		5,881
Total assets acquired		145,297

The Company impaired $5,881 of goodwill associated to Veteran Hemp Co. in 2021 since it was determined that the emphasis is on current and future growth under Hero Technologies Inc.

12

4.  RELATED PARTY TRANSACTIONS

Interest to related parties was $15,000 at September 30, 2022 compared to $7,500 at December 31, 2021

On February 15, 2021, the Company issued 875,000 shares of restricted common stock to Topline Holdings Inc in consideration for advisor and managerial services. The shares were priced at $0.074. at a fair value of $64,750.

On February 22, 2021, the debt of $2,245,000 including interest of $42,833.33 owed to P2B Capital LLC was paid in full with 65,285,714 shares of common stock resulting in a loss on conversion of $2,218,382.  The value at the end of the quarter was $4,515,266.

On February 22, 2021, the Company engaged James Bradley as an advisor for managerial services and issued Mr. Bradley 2,337,228 shares of common stock. at a fair value of $129,716 at a stock price of $0.0555.

On September 15, 2021, the Company issued Topline Holdings Inc 875,000 shares of restricted common stock for the remaining 6 months of advisor and managerial services for 2021 at a fair value of $63,000 at a stock price of $0.072.

On March 15, 2022, the Company issued 2,000,000 shares of restricted common stock to Topline Holdings Inc in consideration for advisor and managerial services. The shares were priced at $0.052. at a fair value of $104,000.

On September 9, 2022, the Company issued Topline Holdings Inc 2,000,000 shares of restricted common stock in consideration for advisor and managerial services at a fair value of $66,000 at a stock price of $0.033.

5.  CAPITAL STOCK

Preferred Stock

On May 1, 2020, the Company issued 1,000,000 shares of its Series A preferred stock to Magenta Value Holdings, LLC resulting in a change in management of the entity.  The Series A preferred shares have the right to cast 90% of the total votes with respect to any and all matters presented to the stockholders of the Company for their action or consideration. The Series A preferred shares are not entitled to any dividends or liquidation preferences and are not convertible into shares of the Company’s common stock.

13

Common Stock

On July 20, 2020, the Company changed its name from Holloman Energy Corporation to Hero Technologies Inc. and increased its authorized capitalization to 950,000,000 shares of common stock with a par value of $0.001.

On January 7, 2021, the Company sold 2,920,896 shares of common stock to an unrelated accredited investor. The shares were sold at a price of $0.024 per share. Proceeds from the private placement totaled $70,000. The entire $70,000 was paid in cash.

On January 18, 2021, the Company issued 2,800,000 shares of common stock to Patriot Shield National LLC in reference to the purchase of Veteran Hemp Co. that was recorded as a stock payable at December 31, 2020.

On January 19, 2021, the Company sold 1,252,479 shares of common stock to an unrelated accredited investor. The shares were sold at a price of $0.024 per share. Proceeds from the private placement totaled $30,000. The entire $30,000 was paid in cash.

On January 23, 2021, the Company issued the second tranche of 250,000 shares of common stock to Chesapeake Group Inc. at fair value of $13,750 at a stock price of $0.055.

On January 29, 2021, the Company sold 6,259,063 shares of common stock to an unrelated accredited investor. The shares were sold at a price of $0.024 per share. Proceeds from the private placement totaled $150,000. The entire $150,000 was paid in cash.

On February 12, 2021, the Company sold 834,986 shares of common stock to an unrelated accredited investor. The shares were sold at a price of $0.024 per share. Proceeds from the private placement totaled $20,000. The entire $20,000 was paid in cash.

On February 15, 2021, the Company issued 875,000 shares of restricted common stock to Topline Holdings Inc in consideration for advisor and managerial services. The shares were priced at $0.074. at a fair value of $64,750.

On February 22, 2021, the Company engaged Konkler Enterprises for managerial services and issued Konkler Enterprises 208,635 shares of common stock.  at a fair value of $11,579 at a stock price of $0.0555.

On February 22, 2021, the debt of $2,245,000 including interest of $42,833.33 owed to P2B Capital LLC was paid in full with 65,285,714 shares of common stock. The number of shares issued resulted in a loss on conversion of $2,218,382.

On February 22, 2021, the Company engaged James Bradley as an Advisor for managerial services and issued Mr. Bradley 2,337,228 shares of common stock. at a fair value of $129,716 at a stock price of $0.0555.

On April  1, 2021, the Company issued the last tranche of 300,000 shares of common stock owed to Chesapeake Group Inc. at fair value of $16,500 at a stock price of $0.055.

On September 15, 2021, the Company issued Topline Holdings Inc 875,000 shares of common stock for the remaining 6 months of advisor and managerial services for 2021 at a fair value of $63,000 at a stock price of $0.072.

On October 1, 2021 the Company entered into a note to borrow $200,000 over a 6 month period with interest of $15,000 and issuance of 750,000 shares of common stock to an unrelated accredited investor. The common shares were at fair value at a stock price of $0.081 per share and were issued as an inducement to provide the note. This has been treated as a discount and amortized over the life of the note.

On October 11, 2021, the Company issued 300,000 shares of common stock owed to Chesapeake Group Inc. at fair value of $23,550 at a stock price of $0.079.

14

On October 13, 2021 the Company engaged North Equities for three months of consulting services to assist with Social Media and Client Outreach. In consideration for these services the company issued 632,912 shares of common stock at a fair value of $50,000 at a stock price of $0.079.

On December 14, 2021, the Company entered into an Advisor Agreement with Henry Leo Staples Jr to provide managerial services. In consideration for these services Mr. Staples will receive 500,000 common shares on a quarterly basis in 2022. The first installment of four equal issuances of 125,000 will be on March 31, 2022.

On January 19, 2022, the Company issued 330,000 shares of restricted common stock to Juddah Holdings LLC in consideration for consulting services. The shares were priced at $0.05. at a fair value of $19,800.

On February 5, 2022, the Company issued 600,000 shares of restricted common stock to Jack Becker in consideration for consulting services. The shares were priced at $0.052. at a fair value of $30,000.

On March 15, 2022, the Company issued 2,000,000 shares of restricted common stock to Topline Holdings Inc in consideration for advisor and managerial services. The shares were priced at $0.052. at a fair value of $104,000.

On June 27, 2022, the Company sold 2,000,000 shares of common stock to an unrelated accredited investor. The shares were sold at a price of $0.05 per share. Proceeds from the private placement totaled $100,000. The entire $100,000 was paid in cash.

On September 09, 2022, the Company issued Topline Holdings Inc 2,000,000 shares of restricted common stock in consideration for advisor and managerial services at a fair value of $66,000 at a stock price of $0.033.

On September 5, 2022, the Company issued 550,000 shares of restricted common stock to Jack Becker in consideration for consulting services. The shares were priced at $0.034. at a fair value of $18,700.

On September 27, 2022, the Company issued 166,000 shares of restricted common stock to Richard Bowersock in consideration for consulting services. The shares were priced at $0.055. at a fair value of $9,130.

6.  NON-CONTROLLLING INTEREST

Non-controlling interest in loss of consolidated subsidiaries was $9,225 and $14,983 for the three and nine months ended September 30, 2022 respectively. The Company has a 51% equity interest in Blackbox Technologies and Systems. LLC.

7.  INCOME TAXES

On December 22, 2017, the Tax Cuts and Jobs Act (H.R.1) (Tax Legislation) was signed into law, which resulted in significant changes to U.S. federal income tax law. We expect that these changes will positively impact future after-tax earnings in the U.S., primarily due to the lower federal statutory tax rate of 21% compared to 35%. The impact of the Tax Legislation may differ from the statements above due to, among other things, changes in interpretations and assumptions we have made and actions we may take as a result of the Tax Legislation. Additionally, guidance issued by the relevant regulatory authorities regarding the Tax Legislation may materially impact our financial statements. As additional guidance to the Tax Legislation is published in the form of Treasury Regulations and other IRS communications, we will monitor, assess, and determine the impact of these communications on our consolidated financial statements and operations. In addition to the Tax Legislation, we are continuing to monitor proposed regulations regarding the 163(j) Limitation on Deduction for Business Interest Expense. The Company expects the impact to its results of operations to be immaterial.

Due to its history of losses, the Company is not subject to federal or state income taxes.

15

8. PREPAIDS

Prepaids consisted primarily of OTC annual fees totaling $9,844 and $5,500 for September 30, 2022 and December 31, 2021 respectively.

9. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company may be subject to legal proceedings and claims arising from contracts or other matters from time to time in the ordinary course of business. Management is not aware of any pending or threatened litigation where the ultimate disposition or resolution could have a material adverse effect on its financial position, results of operations or liquidity.

10.  SUBSEQUENT EVENTS

On November 2, 2022, the Company issued 1,000,000 shares of restricted common stock to David Graham in consideration for consulting services. The shares were priced at $0.02. at a fair value of $20,000.

F-28

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

28

HERO TECHNOLOGIES, INC

PROSPECTUS

29

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable by the Company in connection with this registration statement.

SEC Filing Fee	$1,273
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	10,000
Miscellaneous Expenses	3,727
Total*	$40,000

* All expenses other than the SEC filing fee are estimated.

Item 14. Indemnification of Officers and Directors

The Nevada Revised Statutes and the Company’s Bylaws provide that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company’s best interest.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On May 6, 2019, the Company issued 578,409 shares to Holloman Value Holdings LLC at $0.013 per share.

On December 31, 2019, the Company issued 885,714 shares to Holloman Value Holdings LLC at $0.007 per share.

On November 11, 2020, the Company issued 3,757,437 shares to Kevin Gerbers at $0.024 per share.

On November 24, 2020, the Company issued 8,349,860 shares to Konkler Enterprises LLC at $0.024 per share.

On December 1, 2020, the Company issued 100,000,000 shares to James Bradley at $0.0043 per share.

On December 23, 2020, the Company issued 250,000 shares to Chesapeake Group, Inc at $0.03 per share.

On December 31, 2020, the Company issued 100,000,000 shares to Dark Alpha Capital, at $0.00001 per share

30

On January 7, 2021, the Company issued 2,920,896 shares to Kevin Gerbers, at $0.024 per share.

On January 18, 2021, the Company issued 2,800,000 shares to Patriot Shield National LLC at $0.05 per share.

On January 23, 2021, the Company issued 250,000 shares to Chesapeake Group, INC, at $0.01 per share.

On January 29, 2021, the Company issued 6,259,063 shares to Konkler Enterprises at $0.024 per share.

On January 29, 2021 the Company issued 1,252,479 shares to Travis Clegg at $0.024 per share.

On February 12, 2021, the Company issued 834,986 shares to Christopher Garten at $0.024 per share.

On February 15, 2021, the Company issued 875,000 shares to Topline Holdings, Inc at $0.001 per share.

On February 22, 2021, the Company issued 65,494,349 shares to P2B Capital LLC at $0.035 per share.

On February 22, 2021, the Company issued 2,337,228 shares to James Bradley at $0.001 per share.

On March 30, 2021, the Company issued 300,000 shares to Chesapeake Group, Inc. at $0.001 per share.

On September 15, 2021, the Company issued 875,000 shares to Topline Holdings, Inc. at $0.001 per share.

On October 1, 2021, the Company issued 750,000 shares to Konkler Enterprises LLC at $0.0667 per share.

On October 11, 2021, the Company issued 300,000 shares to Chesapeake Group, Inc. at $0.001 per share.

On October 13, 2021, the Company issued 632,912 shares to North Equities Corporation at $0.001 per share.

On December 14, 2021, the Company entered into an Advisor Agreement with Henry Leo Staples Jr. to provide managerial services. In consideration for these services Mr. Staples will receive 500,000 common shares on a quarterly basis in 2022. The first installment of four equal issuances of 125,000 was made on March 31, 2022.

On January 19, 2022, the Company issued 330,000 shares of restricted common stock to Juddah Holdings LLC in consideration for consulting services.

On February 5, 2022, the Company issued 600,000 shares of restricted common stock to Jack Becker in consideration for consulting services.

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On March 15, 2022, the Company issued 2,000,000 shares of restricted common stock to Topline Holdings Inc in consideration for advisor and managerial services.

On June 27, 2022, the Company sold 2,000,000 shares of common stock to an unrelated accredited investor.

On September 09, 2022, the Company issued Topline Holdings Inc 2,000,000 shares of restricted common stock in consideration for advisor and managerial services.

On September 5, 2022, the Company issued 550,000 shares of restricted common stock to Jack Becker in consideration for consulting services.

On September 27, 2022, the Company issued 166,000 shares of restricted common stock to Richard Bowersock in consideration for consulting services.

The Company relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933 in connection with sale of these securities. The persons who acquired these securities were sophisticated investors and were provided full information regarding the Company’s operations. There was no general solicitation in connection with the sale of these securities. The persons who acquired these securities acquired them for their own accounts. The securities cannot be sold except pursuant to an effective registration statement or an exemption from registration. No commission was paid in connection with the sale of these securities.

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Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed in prior registration statements or with this registration statement as indicated below:

Item No.	Description
3.1	Articles of Incorporation, as amended[1]
3.2	Bylaws[1]
5	Opinion of Counsel
10.2	Advisory and Consulting Agreement with Gina Serkasevich[1]
10.3	Standby Equity Commitment Agreement[2]
10.4	Registration Rights Agreement[2]
21.1	List of Subsidiaries[1]
23.1	Consent of Attorneys
23.2	Consent of Accountants
107	Filing Fee Table

__________

(1)	Previously filed.
(2)	Incorporated by reference to exhibit 10.3 filed with the Company’s report on Form 8-K filed on November 15, 2022.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section l0 (a)(3) of the Securities Act:

ii. To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2) That, for the purpose of determining any liability under the Securities Act of 1933 (the “Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hoffman, State of Texas, on December 7, 2022.

HERO TECHNOLOGIES, INC.

/s/ Gina Serkasevich
By: Gina Serkasevich, Chief Executive Officer

In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gina Serkasevich	Chief Executive, Financial, and Accounting	December 7, 2022
Gina Serkasevich	Officer and Sole Director

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HERO TECHNOLOGIES, INC.

REGISTRATION ON FORM S-1

POST-EFFECTIVE AMENDMENT NO. 1

EXHIBITS

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